THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
July 21, 2014
among
HERMAN MILLER, INC.,
THE SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
WELLS FARGO SECURITIES, LLC,
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,
and
WELLS FARGO SECURITIES, LLC,
as Left Lead Arranger and Left Lead Bookrunner

TABLE OF CONTENTS
SECTION    HEADING    PAGE

ARTICLE I	DEFINITIONS 1

Section 1.01.	Defined Terms 1

Section 1.02.	Classification of Loans and Borrowings 27

Section 1.03.	Terms Generally 28

Section 1.04.	Accounting Terms; GAAP; Pro Forma Treatment 28

Section 1.05.	Foreign Currency Calculations 29

Section 1.06.	Redenomination of Certain Foreign Currencies 29

Section 1.07.	Amendment and Restatement 30

ARTICLE II	THE CREDITS 30

Section 2.01.	Commitments 30

Section 2.02.	Loans and Borrowings 31

Section 2.03.	Requests for Revolving Borrowings 32

Section 2.04.	[Reserved] 33

Section 2.05.	Swingline Loans 33

Section 2.06.	Letters of Credit 34

Section 2.07.	Funding of Borrowings 40

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Section 2.08.	Interest Elections 41

Section 2.09.	Termination and Reduction of Commitments 42

Section 2.10.	Repayment of Loans; Evidence of Debt 43

Section 2.11.	Prepayment of Loans 44

Section 2.12.	Fees 45

Section 2.13.	Interest 46

Section 2.14.	Alternate Rate of Interest 47

Section 2.15.	Increased Costs 48

Section 2.16.	Break Funding Payments 49

Section 2.17.	Taxes 50

Section 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 54

Section 2.19.	Mitigation Obligations; Replacement of Lenders 56

Section 2.20.	Subsidiary Borrowers 57

Section 2.21.	Additional Reserve Costs 57

Section 2.22.	Ancillary Facilities 58

Section 2.23.	Optional Increase 60

Section 2.24.	Defaulting Lenders 63

Section 2.25.	U.S. Borrower Guaranty 66

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ARTICLE III	REPRESENTATIONS AND WARRANTIES 67

Section 3.01.	Organization; Powers 67

Section 3.02.	Authorization; Enforceability 67

Section 3.03.	Governmental Approvals; No Conflicts 67

Section 3.04.	Financial Condition; No Material Adverse Change 67

Section 3.05.	Properties 68

Section 3.06.	Litigation and Environmental Matters 68

Section 3.07.	Compliance with Requirements of Law and Contractual Obligations 68

Section 3.08.	Investment Company Status 69

Section 3.09.	Taxes 69

Section 3.10.	ERISA 69

Section 3.11.	Disclosure 69

Section 3.12.	Use of Advances 69

Section 3.13.	Labor Matters 70

Section 3.14.	Foreign Assets Control, Etc. 70

Section 3.15.	Solvency 70

Section 3.16.	Insurance 70

ARTICLE IV	CONDITIONS 70

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Section 4.01.	Restatement Effective Date 70

Section 4.02.	Each Credit Event 72

Section 4.03.	Credit Events Relating to Subsidiary Borrowers 73

ARTICLE V	AFFIRMATIVE COVENANTS 73

Section 5.01.	Financial Statements and Other Information 73

Section 5.02.	Notices of Material Events 75

Section 5.03.	Existence; Conduct of Business 75

Section 5.04.	Payment of Obligations 75

Section 5.05.	Maintenance of Properties; Insurance 75

Section 5.06.	Books and Records; Inspection Rights 76

Section 5.07.	Compliance 76

Section 5.08.	Use of Proceeds and Letters of Credit 76

Section 5.09.	Additional Covenants 76

ARTICLE VI	NEGATIVE COVENANTS 76

Section 6.01.	Subsidiary Indebtedness 77

Section 6.02.	Liens 77

Section 6.03.	Fundamental Changes 78

Section 6.04.	Investments, Loans, Advances and Acquisitions 79

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Section 6.05.	Swap Agreements 80

Section 6.06.	Restricted Payments 80

Section 6.07.	Transactions with Affiliates 80

Section 6.08.	Restrictive Agreements 81

Section 6.09.	Disposition of Assets; Etc 81

Section 6.10.	Change in Business 82

Section 6.11.	Leverage Ratio 82

Section 6.12.	Interest Coverage Ratio 82

Section 6.13.	Debt Prepayments 82

Section 6.14.	Sanctions Laws and Regulations 83

ARTICLE VII	EVENTS OF DEFAULT 83

Section 7.01.	Events of Default 83

ARTICLE VIII	THE AGENTS 86

Section 8.01.	Appointment, Powers and Immunities 86

Section 8.02.	Reliance by the Administrative Agent 87

Section 8.03.	Defaults 87

Section 8.04.	Indemnification 88

Section 8.05.	Non‑Reliance 88

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Section 8.06.	Resignation of the Administrative Agent 89

Section 8.07.	Performance of Conditions 89

Section 8.08.	The Administrative Agent in its Individual Capacity; Other Relationships 89

Section 8.09.	Administrative Agent May File Proofs of Claim 90

Section 8.10.	Designation of Affiliates for Foreign Currency Loans 90

ARTICLE IX	MISCELLANEOUS 91

Section 9.01.	Notices 91

Section 9.02.	Waivers; Amendments 92

Section 9.03.	Expenses; Indemnity; Damage Waiver 94

Section 9.04.	Successors and Assigns 97

Section 9.05.	Survival 100

Section 9.06.	Counterparts; Integration; Effectiveness 101

Section 9.07.	Severability 101

Section 9.08.	Right of Setoff 101

Section 9.09.	Governing Law; Jurisdiction; Consent to Service of Process 102

Section 9.10.	Waiver of Jury Trial 102

Section 9.11.	Headings 102

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Section 9.12.	Confidentiality 102

Section 9.13.	Interest Rate Limitation 103

Section 9.14.	USA PATRIOT Act 103

Section 9.15.	Conversion of Currencies 104

Section 9.16.	Waivers and Agreements 104

Section 9.17.	Clarification 106

ARTICLE X	COLLECTION ALLOCATION MECHANISM 106

Section 10.01.	Implementation of CAM 106

Section 10.02.	Letters of Credit 107

SCHEDULES:

SCHEDULE 2.01	— Commitments

SCHEDULE 2.06	— Existing Letters of Credit

SCHEDULE 3.06	— Disclosed Matters

SCHEDULE 3.16	— Insurance

SCHEDULE 6.01	— Existing Subsidiaries Indebtedness

SCHEDULE 6.02	— Existing Liens

SCHEDULE 6.08	— Existing Restrictions

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EXHIBITS:

EXHIBIT A	— Form of Assignment and Assumption

EXHIBIT B	— Subsidiary Borrower Agreement

EXHIBIT C	— Subsidiary Borrower Termination

EXHIBIT D-1	— U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT D-2	— U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT D-3	— U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT D-4	— U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT E	— U.S. Borrower Guaranty

EXHIBIT F	— Mandatory Cost Rate

EXHIBIT G	— Form of Opinion of Subsidiary Borrower’s Counsel for Domestic Subsidiaries

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This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 21, 2014, is among Herman Miller, Inc., the Subsidiary Borrowers party hereto, the Lenders party hereto and Wells Fargo Bank, National Association, as Administrative Agent.
RECITALS
A.    The U.S. Borrower, the Administrative Agent and the Lenders previously entered into that certain Second Amended and Restated Credit Agreement dated as of November 18, 2011 (as it existed immediately prior to the effectiveness of this Agreement, the “Existing Agreement”);
B.    The U.S. Borrower has requested that the Lenders consent to amend and restate the Existing Agreement to provide for certain changes to the terms and provisions therein;
C.    As a result of such request, the parties wish to amend and restate the Existing Agreement.
NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants contained herein, the parties hereby agree that this Agreement amends and restates the Existing Agreement in its entirety, effective as of the Restatement Effective Date, as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Portion” has the meaning assigned to such term in Section 2.23(f).
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the U.S. Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder, and any successor Administrative Agent appointed pursuant to Section 8.06.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means any Loan or any Letter of Credit.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means the Administrative Agent and the Syndication Agent.
“Aggregate Ancillary Commitments” means, at any time, the aggregate amount of the Ancillary Commitments of all Lenders at such time.
“Aggregate Ancillary Facility Exposure” means, at any time, the aggregate amount of the Ancillary Facility Exposures of all Lenders at such time.
“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders at such time.
“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.
“Aggregate Total Exposure” means, at any time, the sum of the Aggregate Revolving Credit Exposure and the Aggregate Ancillary Facility Exposure at such time.
“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one and one‑half percent (1.50%) and (c) One‑Month LIBO Rate in effect on such day plus the difference between the Applicable Margin for any ABR Loan on such day and the Applicable Margin for any Eurocurrency Loan on such day.

“Ancillary Commitment” means, with respect to any Ancillary Lender and Ancillary Facility, the maximum amount that such Ancillary Lender has agreed to make available from time to time during the Availability Period under such Ancillary Facility created pursuant to Section 2.22 by such Ancillary Lender; provided that at no time shall (a) all Ancillary Commitments of such Ancillary Lender and the Revolving Credit Exposure of such Ancillary Lender exceed (b) the Commitment of such Ancillary Lender.
“Ancillary Facility” means any facility made available for a Subsidiary Borrower by a Lender pursuant to Section 2.22.
“Ancillary Facility Document” means, with respect to any Ancillary Facility, the agreements between the applicable Subsidiary Borrower and the Ancillary Lender(s) thereunder providing such Ancillary Facility.
“Ancillary Facility Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the outstanding principal amount of such Lender’s Ancillary Loans at such time.
“Ancillary Facility Termination Date” has the meaning assigned to such term in Section 2.22(e)(i).
“Ancillary Lender” means, with respect to any Ancillary Facility, the Lender that has made such Ancillary Facility available under Section 2.22.
“Ancillary Loan” means, at any time, a loan under an Ancillary Facility in respect of which the applicable Ancillary Lender has advanced funds to the Subsidiary Borrower thereunder.
“Anti‑Terrorism Law” means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; (d) the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq.; and (e) any other governmental rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in Dollars or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in a Foreign Currency, the Administrative Agent or an Affiliate thereof designated pursuant to Section 8.10.
“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Adjusted Percentage” means, with respect to any Lender, the percentage of (a) the Aggregate Commitments minus the Aggregate Ancillary Commitments, represented by (b) such Lender’s Commitment minus such Lender’s Ancillary Commitments. If the Commitments have terminated or expired, the Applicable Adjusted Percentage shall be determined based upon the Commitments and Ancillary Commitments most recently in effect, giving effect to any assignments.
“Applicable Margin” means, for any day, with respect to any ABR Loan, Eurocurrency Loan, Swingline Loan bearing interest at the One‑Month LIBO Rate or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below based upon the Leverage Ratio as of the most recent Determination Date:

Level	Leverage Ratio	ABR Spread	Eurocurrency or One‑Month LIBO Spread	Facility Fee Rate
1	< 1.50 to 1.00	0.00%	0.85%	0.15%
2	≥ 1.50 to 1.00 < 2.00 to 1.00	0.00%	0.95%	0.175%
3	≥ 2.00 to 1.00 < 2.50 to 1.00	0.05%	1.05%	0.20%
4	≥ 2.50 to 1.00 < 3.00 to 1.00	0.275%	1.275%	0.225%
5	≥ 3.00 to 1.00	0.50%	1.50%	0.25%
The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as of each Determination Date, as calculated for the four most recently ended consecutive fiscal quarters of the U.S. Borrower; provided, however, that during the Step‑Up Period, the Applicable Margin with respect to any Loan shall be 0.75% higher than the rate set forth in the foregoing table. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Administrative Agent actually receives the applicable financials required to be provided by the U.S. Borrower under Section 5.01(a) or (b) and the certificate required under Section 5.01(c). If the U.S. Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Margin shall be set at Level 6 until five Business Days after such financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin shall be set at Level 2 as of the Restatement Effective Date hereof and shall be adjusted for the first time based on the Leverage Ratio as of the first full fiscal quarter ending after the Restatement Effective Date. For the avoidance of doubt, the Applicable Margin as in effect under the Existing Agreement immediately prior to the Restatement Effective Date shall be applicable to all interest and facility fees accruing prior to the Restatement Effective Date.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (a) the Commitment of such Lender at such time exceeds (b) the sum of (i) the Revolving Credit Exposure of such Lender at such time and (ii) the Ancillary Commitments (if any) of such Lender at such time.
“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (b) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (c) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Borrowers” means the U.S. Borrower and the Subsidiary Borrowers.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Ancillary Loans of the same Type, made, converted or continued on the same date and made with respect to the same Ancillary Facility or (c) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Revolving Borrowing denominated in Dollars, $3,000,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 1,000,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $3,000,000, (c) in the case of an Ancillary Borrowing, such amount agreed upon in the relevant Ancillary Facility Document, (d) in the case of a Swingline Borrowing denominated in Dollars, $500,000 or such other amount agreed to by the Swingline Lender, and (e) in the case of a Swingline Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 100,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $500,000 or such other amount agreed to by the Swingline Lender.
“Borrowing Multiple” means (a) in the case of a Revolving Borrowing denominated in Dollars, $500,000, (b) in the case of a Revolving Borrowing denominated in a Foreign Currency, 500,000 units of such Foreign Currency, (c) in the case of an Ancillary Borrowing, such amount agreed upon in the relevant Ancillary Facility Document, (d) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other amount agreed to by the Swingline Lender, and (e) in the case of a Swingline Borrowing denominated in a Foreign Currency, 100,000 units of such Foreign Currency or such other amount agreed to by the Swingline Lender.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the currency in which such Eurocurrency Loan is denominated in the London interbank market.
“CAM” means the mechanism for the allocation and exchange of interests in the Loans and participations in Letters of Credit and collections thereunder established under Article X.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.01.
“CAM Exchange Date” means the first date after the Restatement Effective Date on which there shall occur (a) any event described in paragraph (h) or (i) of Section 7.01 with respect to any Borrower or (b) an acceleration of Advances pursuant to Article VII.
“CAM Percentage” means, as to each Lender, the Applicable Percentage calculated immediately prior to the CAM Exchange Date.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the Issuing Bank, the Swingline Lender and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Defaulting Lender, as applicable, cash or deposit account balances in an amount equal to the LC Exposure, the obligations of the Lenders to fund participations in respect of Swing Loans, and/or obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.
“Change in Control” means (a) the membership of the U.S. Borrower’s Board of Directors changes by more than 50% during any 12‑month period, or the number of members on the U.S. Borrower’s Board of Directors either increases or decreases by more than 50% during any 12‑month period, (b) any person or group or persons (within the meaning of Section 13(d) of the Exchange Act, as amended) shall obtain ownership or control in one or more series of transactions of more than 33% of the common Equity Interests or 33% of the voting power of the Equity Interests of the U.S. Borrower entitled to vote in the election of members of the Board of Directors of the U.S. Borrower, or (c) there shall have occurred under any credit agreement, indenture or other instrument evidencing any Indebtedness in excess of $10,000,000 any “change in control” or similar term (as defined in such credit agreement, indenture or other evidence of Indebtedness) obligating, or permitting the holders of such Indebtedness to obligate, the U.S. Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.09 or 9.04. The amount of each Lender’s Commitment as of the Restatement Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Restatement Effective Date is $250,000,000.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with reference to any period, the net income (or loss) of the U.S. Borrower and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) other non‑cash expenses, including non‑cash, share‑based compensation deducted from net income in accordance with SFAS 123(R), (f) non‑recurring costs or expenses incurred in connection with a restructuring or permitted merger or acquisition (in each case, with the written consent of the Administrative Agent, which shall not be unreasonably withheld) and (g) extraordinary non‑cash losses incurred other than in the ordinary course of business, minus, to the extent included in such net income, (x) extraordinary gains realized other than in the ordinary course of business and (y) non‑cash charges or gains related to the U.S. Borrower’s pension plan(s) with respect to (i) actuarial gains and losses (including the effects of changes in assumptions) to the extent recognized for purposes of net pension costs under ASC Topic 715 or (ii) as a result of an accounting for settlement or curtailment, in each case, in accordance with ASC Topic 715‑30‑35, all as determined in accordance with GAAP and calculated for the U.S. Borrower and its Subsidiaries on a consolidated basis.
“Consolidated Indebtedness” means at any time the Indebtedness of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis.
“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Total Assets” means, as of any date, the total assets of the U.S. Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the U.S. Borrower as of such date.
“Contractual Obligation” means, as to any Person, any material provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Decreasing Lender” has the meaning assigned to such term in Section 2.23(f).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans, participations in LC Exposure or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the U.S. Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the U.S. Borrower, to confirm in writing to the Administrative Agent and the U.S. Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the U.S. Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) is an Ancillary Lender and refuses to extend credit under an Ancillary Facility other than a refusal in accordance with the terms of the applicable Ancillary Facility Document and the terms hereof. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the U.S. Borrower, the Issuing Bank, the Swingline Lender and each Lender.
“Designated Person” means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury, pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order, or (c) (i) is an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
“Determination Date” means (a) for purposes of the definition of “Applicable Margin,” the last day of any fiscal quarter of the Borrower, (b) for purposes of Section 6.03(b)(iii) with respect to any acquisition, the date such acquisition closes, (c) for purposes of Section 6.04(d) with respect to any investment, loan or advance, the date such investment, loan or advance is made, (d) for purposes of Section 6.06(c)(ii) with respect to any Restricted Payment, the date such Restricted Payment is made and (e) for purposes of Section 6.13(b) with respect to any Senior Notes Prepayment, the date on which such Senior Notes Prepayment is made.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.
“Dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.
“Dollar Letter of Credit” means any Letter of Credit denominated in Dollars.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business to the extent such Person is administered or managed by: (i) a Lender; (ii) an Affiliate of a Lender; or (iii) a Person or an Affiliate of a Person that administers or manages a Lender; and (d) any other Person approved by the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower, any Affiliate or Subsidiary of any Borrower or any natural person.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states of the European Union.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the U.S. Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (or, for years in which funding requirements are governed by the PPA, any failure to satisfy the applicable minimum funding standards under Section 412(a)(2) of the Code or Section 302(a)(2) of ERISA, whether or not waived); (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA (or, for years in which the PPA applies to any Plan, Section 412(c) of the Code or Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the U.S. Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the U.S. Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” or “€” means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.
“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Loan is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:
(a)    the last Business Day of each calendar month,

(b)    if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
(c)    each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Ancillary Loan, Letter of Credit or Swingline Loan.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the U.S. Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any United States federal withholding Taxes imposed under FATCA.
“Executive Order” means Executive Order No. 13224 on Terrorist Financings: ‑ Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 13268 and as further amended after the date hereof.
“Existing Agreement” has the meaning assigned to such term in the Recitals.
“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(m) and shall include both the Initial Existing Letters of Credit and the Target Letters of Credit.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means, collectively, (a) the letter agreement dated as of June 27, 2014, among the U.S. Borrower, Wells Fargo and Wells Fargo Securities, LLC regarding certain fees payable by the U.S. Borrower to Wells Fargo and Wells Fargo Securities, LLC as expressly indicated therein, (b) the letter agreement dated as of June 27, 2014, among the U.S. Borrower, JP Morgan and J.P. Morgan Securities LLC regarding certain fees payable by the U.S. Borrower to JP Morgan and J.P. Morgan Securities LLC as expressly indicated therein and (c) any other fee letter executed after the Restatement Effective Date by the U.S. Borrower or any of its Subsidiaries and Wells Fargo, Wells Fargo Securities, LLC, JP Morgan or J.P. Morgan Securities LLC in connection with this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower.
“Foreign Currency” means (a) with respect to an Ancillary Facility, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, and (b) otherwise, Euros, Sterling and any other currency acceptable to the Administrative Agent and the Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market.
“Foreign Currency Letter of Credit” means any Letter of Credit denominated in a Foreign Currency.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the U.S. Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Adjusted Percentage of the total LC Exposure, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Adjusted Percentage of the total Swingline Exposure, other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit, bank guarantee or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increase Effective Date” has the meaning assigned to such term in Section 2.23(d).
“Increasing Lender” has the meaning assigned to such term in Section 2.23(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bank guarantees, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Off‑Balance Sheet Liabilities of such Person, (l) all obligations under any Disqualified Stock of such Person and (m) the Net Mark‑to‑Market Exposure of such Person under Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of any Person shall not include (i) leases under which such Person is lessee that are true operating leases or (ii) such Person’s obligations under performance bonds.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Index Debt” means senior, unsecured, long‑term indebtedness for borrowed money of the U.S. Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Initial Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(m).

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the U.S. Borrower, the ratio of Consolidated EBITDA to Consolidated Interest Expense, as calculated for the four consecutive fiscal quarters of the U.S. Borrower then ending.
“Interest Election Request” means a request by the U.S. Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the U.S. Borrower or a Wholly‑Owned Subsidiary and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the U.S. Borrower and the Subsidiaries with respect to Swap Agreements.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the 15th and last day of each month.
“Interest Period” means, with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each relevant Lender, such other period requested by a Borrower) thereafter, as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means any of the following, in its capacity as an issuer of one or more Letters of Credit hereunder: (a) Wells Fargo, (b) any Affiliate of Wells Fargo, (c) any issuer of Existing Letters of Credit deemed issued hereunder, (d) any other Lender or an Affiliate of such Lender, to the extent the Administrative Agent has acknowledged such other Lender or Affiliate in writing, following the Administrative Agent’s receipt of written notice from the U.S. Borrower (such acknowledgment not to be unreasonably withheld or delayed), and (d) any successors in such capacity as provided in Section 2.06(i). For the avoidance of doubt, the term “Issuing Bank” shall include any and all such Issuing Banks with respect to Letters of Credit issued by such Issuing Banks.
“Joint Bookrunners” means each of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, in its capacity as a joint bookrunner. Except as expressly set forth in clause (y) of Section 9.02(b) and in Section 9.03, the capacity of each Joint Bookrunner is titular in nature, and no Joint Bookrunner shall have any special rights or obligations over those of a Lender by reason thereof.
“Joint Lead Arranger” means each of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, in its capacity as a joint lead arranger. Except as expressly set forth in clause (y) of Section 9.02(b) and in Section 9.03, the capacity of each Joint Lead Arranger is titular in nature, and no Joint Lead Arranger shall have any special rights or obligations over those of a Lender by reason thereof.
“JP Morgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.
“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total LC Exposure at such time.

“LC Risk Participation” means, with respect to any Lender and any Letter of Credit as of any date of determination, the sum of (a) such Lender’s Applicable Adjusted Percentage of the LC Exposure attributable to such Letter of Credit outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Applicable Adjusted Percentage of the LC Exposure attributable to such Letter of Credit outstanding at such time that have been reallocated to such Lender pursuant to Section 2.24(a)(iv).
“Left Lead Arranger” means Wells Fargo Securities, LLC, in its capacity as left lead arranger. Except as expressly set forth in clause (y) of Section 9.02(b) and in Section 9.03, the capacity of the Left Lead Arranger is titular in nature, and the Left Lead Arranger shall not have any special rights or obligations over those of a Lender by reason thereof.
“Left Lead Bookrunner” means Wells Fargo Securities, LLC, in its capacity as left lead bookrunner. Except as expressly set forth in clause (y) of Section 9.02(b) and in Section 9.03, the capacity of the Left Lead Bookrunner is titular in nature, and the Left Lead Bookrunner shall not have any special rights or obligations over those of a Lender by reason thereof.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any of the following, whether denominated in Dollars or a Foreign Currency: (a) any letter of credit or bank guarantee issued pursuant to this Agreement, and (b) any Existing Letter of Credit deemed issued hereunder.
“Leverage Ratio” means, as of the applicable Determination Date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA, as calculated for the most recently‑ended four fiscal quarter period for which the U.S. Borrower has delivered financial statements under Section 5.01(a) or Section 5.01(b).
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page or on any successor or substitute page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Wells Fargo at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the U.S. Borrower Guaranty, each Ancillary Facility Document and all instruments, agreements or other documents executed in connection herewith at any time.
“Loans” means any Ancillary Loan, Swingline Loan or Revolving Loan.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.
“Material Acquisition” has the meaning assigned to such term in Section 6.03(b).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the U.S. Borrower and its Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the U.S. Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the U.S. Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means July 21, 2019, or such earlier date as may be determined pursuant to Section 2.09.

“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Mark‑to‑Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreements as of the date of determination (assuming the Swap Agreements were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreements as of the date of determination (assuming such Swap Agreements were to be terminated as of that date).
“New Lender” has the meaning assigned to such term in Section 2.23(b).
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notice of Termination” has the meaning assigned to such term in Section 2.22(e)(ii).
“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any of them to the Lenders, the Agents, any indemnified party or any of them arising under the Loan Documents.
“Off‑Balance Sheet Liability” of a Person means (a) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (b) any so‑called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (c) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase or (d) any other transaction (excluding operating leases for purposes of this clause (d)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“One‑Month LIBO Rate” means a rate per annum equal to the product (rounded upward if necessary to the nearest 1/100th of one percent) of (a) the rate per annum determined by the Administrative Agent on the applicable day (provided that if such day is not a Business Day for which a LIBO Rate is quoted, the next preceding Business Day for which a LIBO Rate is quoted), at or about 11:00 a.m., London time (or as soon thereafter as practicable), by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) for deposits being delivered in the London interbank market for the currency in which such Loan or other Obligation is denominated for a term of one month commencing on such date of determination, multiplied by (b) the Statutory Reserve Rate in effect on such day. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100th of one percent), (i) the rate per annum at which deposits are offered to the Administrative Agent in the London interbank market for the currency in which such Loan or other Obligation is denominated or (ii) the rate at which deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank market selected by the Administrative Agent for the currency in which such Loan or other Obligation is denominated, in each case on the applicable day (provided that if such day is not a Business Day for which deposits are offered to the Administrative Agent in the London or such offshore interbank market, the next preceding Business Day for which deposits are offered to the Administrative Agent in the London or such offshore interbank market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one‑month term.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Original Effective Date” means December 18, 2007.
“Participant” has the meaning set forth in Section 9.04.

“Patriot Act” has the meaning assigned to such term in Section 9.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” has the meaning set forth in Section 6.03.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not delinquent or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
(f)    easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the U.S. Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means any investment that would qualify as cash equivalents under GAAP and any other investments that are either: (i) permitted by U.S. Borrower’s investment policy as of the Original Effective Date; or (ii) permitted under any revised or successor investment policy that may from time to time be adopted by the U.S. Borrower after the Restatement Effective Date, so long as any such investment described in this subsection (ii) that would not have been permitted under the U.S. Borrower’s investment policy described in subsection (i) is reasonably acceptable to the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PPA” means the Pension Protection Act of 2006.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Project Delaware Acquisition” means the acquisition, in one or more of a series of related transactions as previously disclosed by the U.S. Borrower to the Administrative Agent, by the U.S. Borrower or any of its Domestic Subsidiaries of at least 80% of the Equity Interests or substantially all of the assets of the acquisition target company previously identified to the Administrative Agent.
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Account” has the meaning assigned to such term in Section 10.02(a).
“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the sum of the total Commitments of all Lenders at such time; provided that, for purposes of declaring the Advances to be due and payable pursuant to Article VII, and for all purposes after the Advances become due and payable pursuant to Article VII or the Commitments expire or terminate, Required Lenders means Lenders having a share of the Aggregate Total Exposure representing more than 50% of the Aggregate Total Exposure. The Commitment and share of the Aggregate Total Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. In addition, for the purposes of this definition, (a) any Lender and its Affiliates shall constitute a single Lender, (b) in no event shall Required Lenders include fewer than two (2) Lenders at any time there are two (2) or three (3) Lenders, and (c) in no event shall Required Lenders include fewer than three (3) Lenders at any time there are four (4) or more Lenders.
“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the U.S. Borrower or any option, warrant or other right to acquire any Equity Interests in the U.S. Borrower.
“Revolving Borrowing” means a Borrowing of Revolving Loans.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Facility Increase” has the meaning assigned to such term in Section 2.23(d).
“Revolving Loan” means a loan made pursuant to Section 2.01.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Senior Notes” means the U.S. Borrower’s Series A Senior Notes due January 3, 2015, Series B Notes due January 3, 2018, and Series A Notes due March 1, 2021.
“Senior Notes Documents” means (a) that certain Note Purchase Agreement, dated as of December 18, 2007, by and among the U.S. Borrower and the various financial institutions and other persons from time to time party thereto as purchasers, and (b) that certain Private Shelf Agreement, dated as of December 14, 2010, by and among the U.S. Borrower and the various financial institutions and other persons from time to time party thereto as purchasers.
“Senior Notes Prepayment” has the meaning assigned to such term in Section 6.13.
“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.
“S&P” means Standard & Poor’s.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate or One‑Month LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Step‑Up Election” has the meaning assigned to such term in Section 6.11 of this Agreement.
“Step‑Up Election Notice” has the meaning assigned to such term in Section 6.11 of this Agreement.
“Step‑Up Period” means the period commencing on the date the U.S. Borrower delivers a Step‑Up Election Notice to the Administrative Agent pursuant to Section 6.11 and ending on the earlier to occur of (a) the one‑year anniversary of such date or (b) the date the U.S. Borrower delivers a Step‑Up Termination Notice to the Administrative Agent pursuant to Section 6.11.
“Step‑Up Termination Notice” has the meaning assigned to such term in Section 6.11 of this Agreement.
“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the U.S. Borrower.
“Subsidiary Borrower” means, at any time, each Subsidiary that has been designated as a Subsidiary Borrower by the U.S. Borrower pursuant to Section 2.20, other than a Subsidiary Borrower that has ceased to be a Subsidiary Borrower as provided in Section 2.20.
“Subsidiary Borrower Agreement” means a Subsidiary Borrower Agreement substantially in the form of Exhibit B.

“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit C.
“Syndication Agent” means JP Morgan, in its capacity as syndication agent for the Lenders hereunder.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the U.S. Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.
“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder and its successors in such capacity. The Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by Affiliates of the Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swingline Risk Participation” means, with respect to any Lender and any Swingline Loan as of any date of determination, the sum of (a) such Lender’s Applicable Adjusted Percentage of such Swingline Loan outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Applicable Adjusted Percentage of such Swingline Loan outstanding at such time that have been reallocated to such Lender pursuant to Section 2.24(a)(iv).
“Tangible Net Worth” means, as of any date of determination, the stockholders’ equity of the U.S. Borrower as of such date minus the U.S. Borrower’s intangible assets as of such date, in each case determined on a consolidated basis in accordance with GAAP.

“Target Letters of Credit” has the meaning assigned to such term in Section 2.06(m).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Total Lender Risk Participation” means, with respect to any Lender as of any date of determination, the sum of (a) such Lender’s LC Risk Participations in all Letters of Credit outstanding at such time plus (b) such Lender’s Swingline Risk Participation in all Swingline Loans outstanding at such time.
“Transactions” means the execution, delivery and performance by the Borrowers of each Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Borrower” means Herman Miller, Inc., a Michigan corporation, and its successors.
“U.S. Borrower Guaranty” means the Guarantee, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, by the U.S. Borrower in favor of the Lenders and the Administrative Agent.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 2.17(f)(ii)(B)(3).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
“Wholly‑Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly‑Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.    Accounting Terms; GAAP; Pro Forma Treatment. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP; provided, however, that for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the U.S. Borrower and any of its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (and FASB ASC 470‑20, if applicable) on financial liabilities shall be disregarded. If (a) the U.S. Borrower elects to change its accounting practices during the term of this Agreement from those used in the preparation of the Financial Statements referred to in Section 3.04, or (b) GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a materially different manner or with materially different components, the U.S. Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the U.S. Borrower’s financial condition to substantially the same criteria as were effective prior to such change by the U.S. Borrower or in GAAP; provided, however, that, until the U.S. Borrower, the Lenders and the Administrative Agent

so amend this Agreement, all such covenants shall be calculated in accordance with the accounting practices or GAAP as in effect immediately prior to such change (subject to the proviso in the first sentence of this Section 1.04). For purposes of calculating the Leverage Ratio (as used in Section 6.11 and in determining the Applicable Margin) and the Interest Coverage Ratio, any Acquisition or any sale or other disposition outside the ordinary course of business by the U.S. Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $1,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent. Notwithstanding anything to the contrary herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
Section 1.05.    Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).
(b)    For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.09 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.
Section 1.06.    Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Original Effective

Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Original Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.
(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.
Section 1.07.    Amendment and Restatement. It is intended by the parties hereto that (a) all Obligations of the parties under the Existing Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents; and (b) except as expressly stated herein or amended hereby, the Existing Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Existing Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and that this Agreement amends, restates and replaces in its entirety the Agreement. From and after the Restatement Effective Date, all Obligations of the Borrowers under the Existing Agreement shall become Obligations of such Persons hereunder, and all Obligations, if any, of the Subsidiary Borrowers shall become fully and continuously guaranteed by the U.S. Borrower pursuant to the U.S. Borrower Guaranty. Upon the effectiveness of this Agreement in accordance with Section 4.01, each Loan Document other than the Existing Agreement that was in effect immediately prior to the Restatement Effective Date shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Loans or Obligations shall be deemed to refer to the Loans and Obligations under this Agreement. This Agreement, and each of the amendments to the Existing Agreement effected hereby on the Restatement Effective Date, is binding on each Lender party to the Existing Agreement as of the Restatement Effective Date, notwithstanding that this Agreement may be signed by the Required Lenders but not all Lenders.
ARTICLE II

THE CREDITS
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the U.S. Borrower and to Subsidiary Borrowers (other than any Subsidiary Borrower for which an Ancillary Commitment has been established under Section 2.22) from time to time during the Availability Period in an aggregate principal amount that will not result in any of following:
(a)    the sum of (i) the outstanding principal amount of such Lender’s Revolving Loans and (ii) such Lender’s Total Lender Risk Participation exceeding (x) such Lender’s Commitment minus (y) such Lender’s Ancillary Commitments;
(b)    the Aggregate Revolving Credit Exposure exceeding (i) (x) the Aggregate Commitments minus (y) the Aggregate Ancillary Commitments, or (ii) at any time there is a Defaulting Lender and the Senior Notes Documents prohibit the U.S. Borrower from Cash Collateralizing the Obligations of such Defaulting Lender, an amount equal to the Aggregate Commitments, minus the Total Lender Risk Participation of the Defaulting Lenders;
(c)    the Dollar Equivalent of the aggregate amount of all Revolving Loans denominated in any Foreign Currency exceeding $75,000,000.
Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Section 2.02.    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Applicable Adjusted Percentage on the date such Loans are made hereunder (or, in the case of Swingline Loans, in accordance with Section 2.05). Each Ancillary Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Ancillary Lenders with an Ancillary Commitment for such Ancillary Loan ratably in accordance with such Ancillary Commitments on the date such Ancillary Loans and otherwise in accordance with the applicable Ancillary Facility Document. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and the Ancillary Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith, and (ii) each Revolving Borrowing denominated in a Foreign Currency and each Ancillary Borrowing shall be comprised entirely of Eurocurrency Loans. Each Swingline Borrowing shall be comprised of the Types of Loans set forth in Section 2.05. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.21 solely in respect of increased costs resulting from such exercise.
(c)    Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.
(d)    Each Lender may, at its option, make any Loan available to any Foreign Subsidiary Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of such Foreign Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement, and (ii) for all purposes of voting or consenting with respect to (x) any amendment, supplementation or modification of any Loan Document, (y) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (z) any other matter as to which a Lender may vote or consent related to the Loan Documents, such Lender shall so vote or consent, not such foreign or domestic branch or Affiliate of such Lender.
(e)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Notwithstanding the foregoing, in the case of a Loan denominated in a Foreign Currency, the applicable Borrower shall notify the Applicable Agent of such request by telephone not later than 2:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrower requesting such Borrowing;
(ii)    in the case of a Revolving Borrowing in a Foreign Currency requested by a Subsidiary Borrower, the Foreign Currency in which such Borrowing is to be denominated;
(iii)    the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Foreign Currency);
(iv)    the date of such Borrowing, which shall be a Business Day;
(v)    in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(vi)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and
(vii)    the location and number of the applicable Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Requests for Ancillary Loans shall be made in accordance with the applicable Ancillary Facility Document.

Section 2.04.    [Reserved].
Section 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may make Swingline Loans in Dollars to the U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000, (ii) the (A) Aggregate Revolving Credit Exposure exceeding (B) the Aggregate Commitments minus the Aggregate Ancillary Commitments, (iii) the Aggregate Total Exposure exceeding the Aggregate Commitments or (iv) the sum of (I) the outstanding principal amount of any Lender’s Revolving Loans and (II) such Lender’s Total Lender Risk Participation exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Borrowing, the U.S. Borrower shall notify the Applicable Agent of such request by telephone (confirmed in a writing acceptable to the Applicable Agent if requested by the Applicable Agent), not later than 12:00 noon, Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Applicable Agent shall promptly advise the Swingline Lender of any such notice received from the U.S. Borrower. The Swingline Lender and the U.S. Borrower shall agree upon the interest rate applicable to such Swingline Loan, provided that if such agreement cannot be reached prior to 2:00 p.m., Local Time, on the day of such proposed Swingline Loan then such Swingline Loan shall bear interest at the One‑Month LIBO Rate plus the Applicable Margin. Any funding of a Swingline Loan by the Swingline Lender shall be made in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Swingline Lender. The Applicable Agent will make such Swingline Loan available to the U.S. Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the U.S. Borrower that has been identified by the U.S. Borrower to the Applicable Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(c)    The Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Swingline Risk Participation with respect to the Swingline Loans then outstanding. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the Swingline Lender, such Lender’s Swingline Risk Participation with respect to the Swingline Loans then outstanding. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the U.S. Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the U.S. Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the U.S. Borrower of any default in the payment thereof.
(d)    Notwithstanding anything herein to the contrary, if there at any time exists a Defaulting Lender, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.24(a), before making any Swingline Loans, the Swingline Lender may condition the provision of such Swingline Loans on its entering into arrangements satisfactory to the Swingline Lender with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s Fronting Exposure.
Section 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Letters of Credit denominated in Dollars and Foreign Currencies for its own account or the account of a Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower to, or entered into by the U.S. Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, it being understood and agreed that the form of any Foreign Currency Letter of Credit requested to be issued for the account of the U.S. Borrower or any Subsidiary must be agreed upon between the U.S. Borrower and the Issuing Bank at least three Business Days prior to the issuance thereof) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency applicable thereto, the name and address of the account party thereof (which shall be the U.S. Borrower or a Subsidiary, and if a Subsidiary then the U.S. Borrower and such Subsidiary shall be jointly and severally liable with respect to all Obligations relating to such Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the U.S. Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000, (ii) the (A) Aggregate Revolving Credit Exposure shall not exceed (B) the Aggregate Commitments minus the Aggregate Ancillary Commitments and (iii) the sum of the Aggregate Total Exposure shall not exceed the Aggregate Commitments. Notwithstanding the Issuing Bank’s agreements in this Section 2.06(b), the Issuing Bank shall not be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.24(a) or the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the U.S. Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that any Letter of Credit may provide for additional one year renewals thereof subject to the approval of the Administrative Agent prior to the time of such renewal) and (ii) the date that is ten Business Days prior to the Maturity Date; provided that, to the extent permitted by the Senior Notes Documents (which the Lenders acknowledge and agree is not currently permitted), any Letter of Credit may be extended until up to the twelve month anniversary of the Maturity Date if the U.S. Borrower has, at least ten Business Days prior to the Maturity Date, delivered Cash Collateral with respect to such Letter of Credit to the Issuing Bank in an amount equal to 103% of the principal amount of such Letter of Credit.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Adjusted Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Equivalent of such LC Disbursement (or, with respect to any Foreign Currency Letter of Credit, if the Issuing Bank shall so elect in its sole discretion by notice to the U.S. Borrower, in such Foreign Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the U.S. Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the U.S. Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, to the extent such LC Disbursement was made in Dollars, the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the U.S. Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrower in respect thereof and such Lender’s LC Risk Participation with respect thereto. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its LC Risk Participation with respect to the payment then due from the U.S. Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The U.S. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the U.S. Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such LC Disbursement is denominated in Dollars, ABR Revolving Loans, and (ii) in such LC Disbursement is denominated in a Foreign Currency, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount; provided that, if the U.S. Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. (i) Upon the request of the Administrative Agent, to the extent permitted by the Senior Notes Documents, (A) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Disbursement which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing, or (B) if, as of the day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the U.S. Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 103% of the LC Exposure related to such Letter of Credit. To the extent permitted by the Senior Notes Documents, the U.S. Borrower hereby grants the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateral” as security for the Obligations. The Lien held by the Administrative Agent in such Cash Collateral to secure the Obligations shall be released upon satisfaction of each of the following conditions: (1) no Letters of Credit shall be outstanding, (2) all LC Exposure shall have been repaid in full and (3) no Default shall have occurred and be continuing. Cash Collateral shall be maintained in blocked deposit accounts at Wells Fargo. Such accounts must be subject to control agreements pursuant to which the Administrative Agent has “control,” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such Cash Collateral. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Requirements of Law, to reimburse the Issuing Bank.
(ii)    If any Event of Default shall occur and be continuing, on the Business Day that the U.S. Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding Cash Collateral pursuant to this clause (ii), the U.S. Borrower shall Cash Collateralize the Obligations in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize such Obligations shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the U.S. Borrower described in clause (h) or (i) of Article VII. The U.S. Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such Cash Collateral and all proceeds of the foregoing. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the LC Exposure as of such date plus any accrued and unpaid interest thereon, the U.S. Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) the LC Exposure as of such date plus any accrued and unpaid interest thereon over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. The Lien held by the Administrative Agent in such Cash Collateral to secure the Obligations shall be released within three Business Days after all Events of Default have been cured or waived.
(k)    Additional Issuing Banks. From time to time, the Administrative Agent may designate other Lenders (in addition to Wells Fargo) that agree (in their sole discretion) to act in such capacity and are satisfactory to the Administrative Agent and the U.S. Borrower as Issuing Banks. Each such additional Issuing Bank shall execute such agreements requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes, provided that any such additional Issuing Bank shall only issue such Letters of Credit as approved by the Administrative Agent.
(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each fiscal quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding fiscal quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request. Each report from each Issuing Bank with respect to any Letter of Credit issued by it shall indicate whether such Letter of Credit constitutes a Dollar Letter of Credit or a Foreign Currency Letter of Credit.
(m)    Existing Letters of Credit. (i) All existing letters of credit issued under the Existing Agreement or deemed issued under the Existing Agreement, and (ii) all other existing letters of credit and bank guarantees, in each case to the extent listed on Schedule 2.06 (collectively, the “Initial Existing Letters of Credit”), shall as of the Restatement Effective Date be deemed “Letters of Credit” issued under this Agreement and shall be subject to the terms of this Agreement. In addition, upon giving effect to the Project Delaware Acquisition, the U.S. Borrower shall update Schedule 2.06 to add one or more additional existing letters of credit issued in favor of the applicable acquisition target (collectively, the “Target Letters of Credit”; and together with the Initial Existing Letters of Credit, the “Existing Letters of Credit”), and deliver such updated Schedule 2.06 to the Administrative Agent, at which time such Target Letters of Credit shall be deemed “Letters of Credit” issued under this Agreement and shall be subject to the terms of this Agreement.
Section 2.07.     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower that has been identified by the U.S. Borrower to the Applicable Agent (i) in such location determined by the Administrative Agent, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in a Foreign Currency and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Dollar Borrowings made to finance the reimbursement of a LC Disbursement and reimbursements as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)     Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08.     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in a Foreign Currency; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
Section 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated or extended pursuant this section, the Commitments shall terminate on the Maturity Date.
(b)    The U.S. Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000 and (ii) the U.S. Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Total Exposure would exceed the Aggregate Commitments.
(c)    The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.10.    Repayment of Loans; Evidence of Debt. (a) The U.S. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month; provided, however, subject to the terms and conditions herein, new Swingline Loans may be made on either of those mandatory repayment dates. Each Subsidiary Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan and Ancillary Loan to such Subsidiary Borrower on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    Each Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by such Applicable Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or an Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment, (iv) in the case of prepayment of a Eurocurrency Revolving Borrowing in a Foreign Currency, not later than 11:00 a.m., Local Time, four Business Days before the date of prepayment or (v) in the case of prepayment of an Ancillary Loan, as specified in the applicable Ancillary Facility Document. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(c)    In the event and on such occasion that the sum of (i) the Aggregate Revolving Credit Exposure plus (ii) the Aggregate Ancillary Commitments exceeds either (x) 105% of the Aggregate Commitments solely as a result of currency fluctuations or (y) the Aggregate Commitments (other than as a result of currency fluctuations), the Borrowers shall prepay Aggregate Revolving Credit

Exposure owing by such Borrowers, or reduce Aggregate Ancillary Commitments, in an aggregate amount equal to the amount by which the sum of (1) the Aggregate Revolving Credit Exposure plus (2) the Aggregate Ancillary Commitments exceeds the Aggregate Commitments. In addition: (A) in the event and on such occasion that the Dollar Equivalent of the aggregate amount of all Revolving Loans denominated in any Foreign Currency exceeds 105% of the sublimit set forth in Section 2.01(c) solely as a result of currency fluctuations, the Borrowers shall prepay the Revolving Loans denominated in Foreign Currencies in the amount necessary to bring the Borrowers back into compliance with Section 2.01(c); and (B) in the event and on such occasion that, solely as a result of currency fluctuations in connection with Foreign Currency Letters of Credit, the Dollar Equivalent of the aggregate LC Exposure exceeds 105% of the sublimit set forth in Section 2.06(b) with respect to LC Exposure, the Borrowers shall, to the extent permitted by the Senior Notes Documents, Cash Collateralize the Foreign Currency Letters of Credit, but only in the amount necessary to bring the Borrowers back into compliance with the sublimit in Section 2.06(b).
(d)    The Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or prior to the date that is the earlier of (i) the 15th and last day of each month and (ii) the Maturity Date.
(e)    In the event and on such occasion that (i) there is a Defaulting Lender and the Senior Notes Documents prohibit the U.S. Borrower from Cash Collateralizing the Obligations of such Defaulting Lender, and (ii) the Aggregate Revolving Credit Exposure exceeds an amount equal to the Aggregate Commitments, minus the Total Lender Risk Participation of the Defaulting Lenders, the Borrowers shall prepay Aggregate Revolving Credit Exposure owing by such Borrowers in an aggregate amount equal to the amount by which Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, minus the Total Lender Risk Participation of the Defaulting Lenders.
Section 2.12.    Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Margin on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Ancillary Facility Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure and Ancillary Facility Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or Ancillary Facility Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The U.S. Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Risk Participation during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that any fees payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.24(c) shall be payable, to the maximum extent permitted by applicable Requirements of Law, to the other Lenders in accordance with the upward adjustments of their respective participations in such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the U.S. Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The U.S. Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each applicable Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin appearing under “ABR Spread” in the definition of “Applicable Margin.”
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest, in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin appearing under “Eurocurrency or One-Month LIBO Spread” in the definition of “Applicable Margin.”
(c)    Each Swingline Loan shall bear interest as determined in Section 2.05.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling or in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:
(a)    the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    If any Change in Law shall make it unlawful or impossible for any Lender to make or maintain any Eurocurrency Loan, such Lender shall immediately notify the Administrative Agent and the Borrowers in writing of such circumstance. Upon receipt of such notice, (i) the applicable Borrower’s right to request the making of, conversion to or a new Interest Period for Eurocurrency Loans with respect to such Lender shall be terminated, and (ii) the applicable Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.08, as the case may be, convert any such then outstanding Eurocurrency Loans of such Lender into ABR Loans, at the end of the current Interest Period for such Eurocurrency Loans or (B) immediately repay or convert any such Eurocurrency Loans of such Lender if such Lender shall notify the applicable Borrower that such Lender may not lawfully continue to fund and maintain such Eurocurrency Loans. Any conversion or prepayment of Eurocurrency Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Eurodollar Loans shall be deemed a prepayment thereof for purposes of Section 2.16. After any Lender notifies the Administrative Agent and the Borrowers of such a circumstance under this Section 2.15(c) and until such Lender notifies the Administrative Agent and the Borrowers that it is no longer unlawful or impossible for such Lender to make or maintain a Eurocurrency Loan, all Revolving Loans of such Lender shall be ABR Loans.

(d)    If any Lender determines that any law of any applicable jurisdiction has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to (i) perform any of its obligations hereunder or under any other Loan Document with respect to a Foreign Subsidiary Borrower, (ii) fund or maintain its participation in any Loan with respect to a Foreign Subsidiary Borrower, or (iii) issue, make, maintain, fund or charge interest with respect to any credit extension with respect to a Foreign Subsidiary Borrower, such Person shall promptly notify the Administrative Agent, and then, upon the Administrative Agent notifying the U.S. Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such credit extension shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrowers shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the U.S. Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(e)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(f)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the U.S. Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the U.S. Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17.    Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a

“U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.21, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account designated to the U.S. Borrower by each Applicable Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and 9.05 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall, subject to Sections 2.06(e) and 2.06(k), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document (other than an Ancillary Facility Document) shall be made in Dollars. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Applicable Agent from any Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Ancillary Loans, Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Ancillary Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Ancillary Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Ancillary Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Applicable Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)    Any time there is a Defaulting Lender, each payment of principal on Loans or LC Disbursements shall be shared by only the Non-Defaulting Lenders that made such Loans or LC Disbursements pro rata according to the respective unpaid principal amounts of such Loans or LC Disbursements then owed to such Non-Defaulting Lenders until the unpaid principal amounts of all Loans and LC Disbursements, as applicable, are held by all Lenders according to their respective Applicable Adjusted Percentages.
(g)    Letter of Credit fees payable under Section 2.12(b) shall be shared among the Lenders with Commitments (other than Defaulting Lenders) and the Issuing Bank pro rata according to (i) their respective LC Risk Participations and Fronting Exposure with respect to the applicable Letters of Credit and (ii) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender.
Section 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

Section 2.20.    Subsidiary Borrowers. On or after the Restatement Effective Date, the U.S. Borrower may designate any Wholly-Owned Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Agreement executed by such Subsidiary and the U.S. Borrower. Each such designation shall specify whether such Subsidiary shall be entitled (i) to obtain Revolving Loans and/or (ii) to request the creation of Ancillary Facilities under Section 2.22, and each such designation shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that, to the extent such designation specifies a Foreign Subsidiary as the Subsidiary Borrower, such desigantion shall be subject to the consent of all Lenders (which consent shall not unreasonably be withheld). Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement; provided that no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower (other than to terminate such Subsidiary Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Subsidiary Borrower shall be outstanding hereunder or any Ancillary Facility under which Ancillary Loans may be made available to such Subsidiary Borrower has not been previously terminated. Promptly following receipt of any Subsidiary Borrower Agreement or Subsidiary Borrower Termination, the Administrative Agent shall send a copy thereof to each Lender.
Section 2.21.    Additional Reserve Costs. (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Foreign Currency Letters of Credit, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans and Letters of Credit, additional interest on such Loan and/or Letter of Credit at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit F hereto.
(b)    For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans and Foreign Currency Letters of Credit, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans and Letters of Credit subject to such requirements, additional interest on such Loan and/or Letter of Credit at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan and/or Letter of Credit.

(c)    Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan or Letter of Credit, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan or Letter of Credit.
Section 2.22.    Ancillary Facilities.
(a)    General. If a Subsidiary Borrower and a Lender or Lenders agree, subject to (i) compliance with the requirements set forth in this Section 2.22, (ii) such Subsidiary Borrower having complied with Sections 2.20 and 4.03, and (iii) such Subsidiary Borrower having delivered to the Administrative Agent the U.S. Borrower Guaranty, fully executed and in form and substance reasonably satisfactory to the Administrative Agent, such Lenders shall be permitted to provide an Ancillary Facility to such Subsidiary Borrower. The Aggregate Ancillary Commitments shall not at any time exceed $20,000,000.
(b)    Creation of Ancillary Facilities. To request the creation of an Ancillary Facility, a Subsidiary Borrower shall deliver to the Administrative Agent not later than 10 Business Days (or such shorter period agreed to by the Administrative Agent) prior to the first date on which such Ancillary Facility is proposed to be made available:
(i)    notice in writing specifying:
(A)    the Subsidiary Borrower to which extensions of credit will be made available thereunder;
(B)    the first date on which such Ancillary Facility shall be made available and the expiration date of such Ancillary Facility (which shall be no later than the Maturity Date);
(C)    the type of Ancillary Facility being provided;
(D)    the identity of the Ancillary Lender(s) (which shall be acceptable to the Administrative Agent); and
(E)    the amount of the Ancillary Commitment with respect to such Ancillary Facility (which shall be expressed in Dollars and shall not (x) exceed the Available Unused Commitment of each such Ancillary Lender on the first date on which such Ancillary Facility shall be made available or (y) when combined with all Ancillary Commitments of the Ancillary Lenders, exceed $20,000,000) and, if applicable, the Foreign Currencies in which such Ancillary Facilities shall be made available.
(ii)    a copy of the Ancillary Facility Document with respect to such Ancillary Facility (which shall be reasonably acceptable to the Administrative Agent), together with a certificate of a Financial Officer certifying that the terms of such Ancillary Facility satisfy the requirements set forth in clauses (i)(B) and (i)(E) above and in paragraph (d) of this Section; and
(iii)    such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.
The Administrative Agent shall give notice to each Lender of such matters.
(c)    Amendment of Ancillary Facilities. To request an amendment of an Ancillary Facility, the applicable Subsidiary Borrower shall deliver to the Administrative Agent, not later than five Business Days (or such shorter period agreed to by the Administrative Agent) prior to the effective date of such amendment, (i) a notice in writing (A) identifying the Ancillary Facility to be amended, (B) the effective date of such Amendment and (C) the documentation relating to such proposed amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) a certificate of a Financial Officer certifying that the terms of such Ancillary Facility, after giving effect to such proposed amendment, satisfy the requirements set forth in clauses (i)(B) and (i)(E) of paragraph (b) of this Section and in paragraph (d) of this Section. The Administrative Agent shall give notice to each Lender of such matters.
(d)    Terms of Ancillary Facility. Each Ancillary Facility shall contain terms and conditions acceptable to the applicable Ancillary Lenders and the applicable Subsidiary Borrower thereunder; provided that such terms shall at all times: (i) be based upon normal commercial terms at the time of the creation of such Ancillary Facility pursuant to paragraph (b) of this Section; (ii) permit extensions of credit thereunder to be made only to such Subsidiary Borrower; (iii) provide that the Ancillary Commitment of the applicable Ancillary Lenders under such Ancillary Facility shall not exceed such Ancillary Lender’s Available Unused Commitment and that, in the event and on such occasion that such Ancillary Commitment exceeds such Available Unused Commitment, such Ancillary Commitment shall be automatically reduced by the amount of such excess; (iv) provide that the Ancillary Commitment under such Ancillary Facility be canceled, and that all extensions of credit under such Ancillary Facility be repaid, not later than the Maturity Date; (v) provide that the conditions set forth in Article IV shall be conditions to each extension of credit under such

Ancillary Facility; and (vi) not provide for the payment of facility fees in respect of the Ancillary Commitment for such Ancillary Facility.
(e)    Termination and Demand for Repayment. (i) Any Ancillary Facility shall be permitted to be terminated by the applicable Ancillary Lenders in accordance with the terms of such Ancillary Facility and, upon the effective date of such termination (an “Ancillary Facility Termination Date”), all Ancillary Loans under such Ancillary Facility shall be repaid in full.
(ii)    Notwithstanding anything to the contrary set forth in the Ancillary Facility Document relating to the Ancillary Facility to be terminated, the Ancillary Lenders seeking to terminate an Ancillary Facility shall deliver to the Applicable Agent, with a copy to the applicable Subsidiary Borrower, a written notice of termination (a “Notice of Termination”) not later than five Business Days prior to the Ancillary Facility Termination Date specified in such Notice of Termination for such Ancillary Facility. Each such Notice of Termination shall specify:
(A)    the names of the applicable Subsidiary Borrower and Ancillary Lenders;
(B)    the aggregate amount of Ancillary Loans under the applicable Ancillary Facility (which shall not exceed the Ancillary Commitment in respect of such Ancillary Facility); and
(C)    the applicable Ancillary Facility Termination Date.
(f)    Cancellation by Subsidiary Borrower. The Subsidiary Borrower to which an Ancillary Facility has been made available shall be permitted at any time to request the cancellation of all or a portion of such Ancillary Facility by delivery of a notice in writing to the Administrative Agent and the applicable Ancillary Lenders, specifying the Ancillary Facility to be canceled and the proposed cancellation date. Such notice shall be delivered not less than five Business Days prior to the proposed cancellation date. Such cancellation shall be effective as of the proposed cancellation date unless the Ancillary Facility Exposure under such Ancillary Facility has not been reduced to zero as of such date.
(g)    Additional Information. Each Ancillary Lender shall report in writing to the Administrative Agent (i) on the last Business Day of each month and of each fiscal quarter of the U.S. Borrower the Ancillary Facility Exposure for each day during the preceding month or fiscal quarter, as the case may be, for each Ancillary Facility under which it is an Ancillary Lender and (ii) on any other Business Day requested by the Administrative Agent, the Ancillary Facility Exposure for such day for each Ancillary Facility under which it is an Ancillary Lender. In addition, each Subsidiary Borrower to which an Ancillary Facility has been made available and each Ancillary Lender shall, upon request by the Administrative Agent, promptly supply the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the Ancillary Facility Exposure) as the Administrative Agent may reasonably request.
(h)    Conflict with Loan Documents. In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document (other than an Ancillary Facility Document), the terms of such other Loan Document shall govern.
(i)    Termination and Expiration of Ancillary Commitments. On each date on which an Ancillary Facility expires, is terminated or is canceled (in whole or in part), the Available Unused Commitment of the Ancillary Lender under such Ancillary Facility shall be increased by an amount equal to the portion of such Ancillary Facility that has expired or been canceled, unless the Commitments shall have been previously terminated.
Section 2.23.    Optional Increase. (a) On the terms and subject to the conditions set forth below, the U.S. Borrower may, at any time before the Maturity Date, increase the Aggregate Commitments; provided that:
(i)    after giving effect to the requested increase, the aggregate amount of the increases in the Aggregate Commitments shall not exceed $125,000,000;
(ii)    the Administrative Agent shall have consented to the requested increase and all required third party consents and approvals shall have been obtained;
(iii)    prior to the date of any proposed increase, the Aggregate Commitments shall not have been decreased pursuant to Section 2.09;
(iv)    each such increase in the Aggregate Commitments shall be equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof;
(v)    no Default shall have occurred and be continuing or shall occur as a result of such increase; and
(vi)    the Borrowers shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Aggregate Commitments (including new or amended notes, any related fee letters, documents evidencing the increased Commitment held by any applicable Lender, any joinder agreements related to a New Lender, resolutions regarding the increase in the Aggregate Commitments and related actions taken by the Borrowers, certified as true and correct by a Financial Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).

Any request under this Section 2.23 shall be submitted by the U.S. Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by a certificate of a Financial Officer stating that no Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of the U.S. Borrower) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Commitment. Only the consent of the Administrative Agent and each Increasing Lender shall be required for an increase in the amount of the Aggregate Commitments pursuant to this Section 2.23(a). No Lender which elects not to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s written consent.
(b)    Each Increasing Lender shall, as soon as practicable after the U.S. Borrower has submitted its request under Section 2.23(a), specify the amount of the proposed increase in its Commitment which it is willing to offer. To the extent the increased Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the U.S. Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent, the Issuing Bank and the Swingline Lender as additional Lenders hereunder in accordance with this Section 2.23(b) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Aggregate Commitments. The U.S. Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Aggregate Commitments among Increasing Lenders and New Lenders.
(c)    Each New Lender designated by the U.S. Borrower and reasonably acceptable to the Administrative Agent, the Issuing Bank and the Swingline Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Aggregate Commitments upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Commitments are treated as Commitments for all purposes under the Loan Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Subject to the foregoing, any increase in the Aggregate Commitments requested by the U.S. Borrower shall be effective as of the date proposed by the U.S. Borrower (the “Increase

Effective Date”) and shall be in the principal amount (the “Revolving Facility Increase”) equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Commitments plus (ii) the amount offered by the New Lenders with respect to the Aggregate Commitment, in either case as adjusted by the U.S. Borrower and the Administrative Agent pursuant to the last sentence of Section 2.23(b).
(e)    The U.S. Borrower, each applicable Increasing Lender and each applicable New Lender shall agree upon the Applicable Margin with respect to any Revolving Facility Increase prior to 2:00 p.m., Local Time, on the Increase Effective Date, provided that if such Applicable Margin would exceed the Applicable Margin with respect to any other Revolving Loans, the Applicable Margin with respect to any other Revolving Loans (including any prior Revolving Facility Increase) shall be automatically increased to equal the Applicable Margin with respect to such Revolving Facility Increase.
(f)    On or prior to the Increase Effective Date, with respect to any increase in the Aggregate Commitments, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.23(b). Each Lender which is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.23(f) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Aggregate Commitments, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender’s Applicable Adjusted Percentage (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date).

Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Commitments held by such Lenders on the Increase Effective Date.
To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.23(f) above are Eurodollar Loans and the Increase Effective Date is not the last day of an Interest Period for such Eurodollar Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.16 (as if the Borrowers had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date).
Section 2.24.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the third paragraph of subsection (b) of Section 9.02.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise), subject to Section 2.18(f), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender; third, if so determined by the Administrative Agent or requested by the Issuing Bank, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24(c); fourth, if so requested by the U.S. Borrower (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so agreed by the Administrative Agent and the U.S. Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24(c); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the U.S. Borrower as a result of any judgment of a court of competent jurisdiction obtained by the U.S. Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursement in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. Any Defaulting Lender (A) shall be entitled to receive a facility fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of Revolving Loans funded by it, and (2) its Applicable Adjusted Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.24(c) and (B) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b) and Section 2.18(g).
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Applicable Adjusted Percentage of all LC Exposure and all Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Adjusted Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at such time (and, unless the U.S. Borrower shall have otherwise notified the Administrative Agent at the time, the U.S. Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the sum of (I) the outstanding principal amount of all Revolving Loans made by such Lender at such time and (II) such Lender’s Total Lender Risk Participation at such time to exceed such Lender’s Commitment at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral; Prepayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the U.S. Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, to the extent permitted by the Senior Notes Documents, Cash Collateralize such Defaulting Lender’s Adjusted Applicable Percentage of all LC Exposure (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with Section 2.24(c).
(vi)    Termination of Commitment. The U.S. Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (ii) above will apply to all amounts thereafter paid by the U.S. Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination will not be deemed to be a waiver or release of any claim the U.S. Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
(b)    Defaulting Lender Cure. If the U.S. Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Adjusted Percentages

(without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the U.S. Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    Cash Collateral Provisions. (i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day after the request of the Administrative Agent or the Issuing Bank, to the extent permitted by the Senior Notes Documents, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender). In addition, as a condition to issuing any Letter of Credit, to the extent permitted by the Senior Notes Documents, the Issuing Bank may require that the U.S. Borrower deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(ii)    All Cash Collateral delivered pursuant to this Section 2.16(c) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The U.S. Borrower (to the extent permitted by the Senior Notes Documents), and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the U.S. Borrower (to the extent permitted by the Senior Notes Documents) or the relevant Defaulting Lender will, within one (1) Business Day after the request of the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.24 in respect of Letters of Credit, shall be held and applied to the satisfaction of the specific LC Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (A) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (B) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and, following the application as provided in clause (iii) above, may be otherwise applied in accordance with Section 7.01), and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.25.    U.S. Borrower Guaranty. The U.S. Borrower shall absolutely and unconditionally guarantee all Obligations of each Subsidiary Borrower pursuant to the U.S. Borrower Guaranty. The U.S. Borrower agrees to execute and deliver such agreements and documents requested by the Administrative Agent in connection with the U.S. Borrower Guaranty and such guarantee obligation.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Lenders and the Administrative Agent that:
Section 3.01.    Organization; Powers. Each of the U.S. Borrower and its Subsidiaries is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the U.S. Borrower or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 3.02.    Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate, stockholder and other action. Each Loan Document has been duly executed and delivered by each Borrower party thereto and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the U.S. Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the U.S. Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the U.S. Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the U.S. Borrower or any of its Subsidiaries.
Section 3.04.    Financial Condition; No Material Adverse Change. (a) The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 1, 2013, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 1, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since June 1, 2013 there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the U.S. Borrower and its Subsidiaries, taken as a whole.
Section 3.05.    Properties. (a) Each of the U.S. Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the U.S. Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business,

and the use thereof by the U.S. Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06.    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the U.S. Borrower, threatened against or affecting the U.S. Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the U.S. Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07.    Compliance with Requirements of Law and Contractual Obligations. Each of the U.S. Borrower and its Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations applicable to it or its property and all indentures, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.08.    Investment Company Status. Neither the U.S. Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09.    Taxes. Each of the U.S. Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the U.S. Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section 3.11.    Disclosure. The U.S. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the U.S. Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the U.S. Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12.    Use of Advances. Each Borrower will use the proceeds of the Advances for refinancing existing indebtedness, working capital, its general corporate purposes and acquisitions (including, without limitation, the Project Delaware Acquisition and any other Permitted Acquisitions). No Borrower nor any of their respective Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U or X of the Board), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose or in violation of any applicable law or regulation (including without limitation Regulations T, U or X of the Board). After applying the proceeds of each Advance, such margin stock will not constitute more than 25% of the value of the assets (either of any Borrower alone or of the Borrowers and their respective Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by such margin stock.
Section 3.13.    Labor Matters. There are no labor controversies pending or, to the best of the U.S. Borrower’s knowledge, threatened against the U.S. Borrower or any Subsidiary, which could have a Material Adverse Effect.

Section 3.14.    Foreign Assets Control, Etc. (a) No Borrower nor any of its Subsidiaries, or to Borrower's knowledge, any of their Related Parties, (i) is, or is controlled by, a Designated Person; (ii) to Borrower's knowledge, has received funds or other property from a Designated Person; (iii) is in breach, or to its knowledge, the subject, of any action or investigation under any Anti-Terrorism Law; and (iv) is an “enemy” or an “ally of the enemy” within the meaning of any Anti-Terrorism Law. To Borrower's knowledge, (i) no Borrower engages nor will it knowingly engage in any dealings or transactions with any Designated Person, and (ii) no Borrower is, nor will it knowingly be otherwise associated, with any Designated Person. Each Borrower and each Subsidiary is in compliance, in all material respects, with the Patriot Act. Each Borrower has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.
(b)    No portion of the proceeds of any Advance made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
Section 3.15.    Solvency. The U.S. Borrower and its Subsidiaries taken as a whole are Solvent and after the execution, delivery and consummation of the Loan Documents on the Restatement Effective Date, will be Solvent.
Section 3.16.    Insurance. The properties of the U.S. Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies that, except as set forth on Schedule 3.16, are not Affiliates of the U.S. Borrower or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the U.S. Borrower and its Subsidiaries operate.
ARTICLE IV

CONDITIONS
Section 4.01.    Restatement Effective Date. This Agreement shall become effective on and as of the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each Borrower and the Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(c)    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower, confirming that (i) the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct on and as of the Restatement Effective Date, (ii) after giving effect to the amendments contained herein, no Default has occurred and is continuing, and (iii) the Borrowers have satisfied each of the conditions set forth in Section 4.01, Section 4.02 and Section 4.03, as applicable.
(d)    The U.S. Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Financial Officer of the U.S. Borrower, that (A) after giving effect to the Transactions on the Restatement Effective Date, the U.S. Borrower and each Subsidiary thereof is each Solvent, and (B) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the Transactions on the Restatement Effective Date with the covenant contained in Section 6.11.
(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, (i) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the U.S. Borrower hereunder and (ii) all fees payable pursuant to the Fee Letter.
(f)    The Administrative Agent shall have received a favorable written legal opinion of (i) counsel to the Borrowers, addressing such matters as the Administrative Agent may request, and (ii) Chapman and Cutler LLP, special counsel to the Admnistrative Agent, addressing the enforceability of the Loan Documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
(g)    All governmental and third party consents and approvals necessary in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby shall have been obtained and be in full force and effect; and the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower with respect to the foregoing.
(h)    The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) an unaudited Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of May 31, 2014 and related unaudited interim statements of income and retained earnings, and (ii) projections prepared by management of the U.S. Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year following the Restatement Effective Date during the term of this Agreement.
(i)    The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Borrowers under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Borrower, indicating among other things that the assets of each such Borrower are free and clear of any Lien (except for Permitted Encumbrances).
(j)    The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(k)    The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect the Project Delaware Acquisition and the acquisition target thereof.
(l)    Each Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations.
(m)    The Administrative Agent shall have received a duly executed consent letter regarding the Project Delaware Acquisition from the holders of the Senior Notes issued pursuant to the Private Shelf Agreement, dated as of December 14, 2010, which consent letter shall be in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.
Section 4.02.     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, provided that the representations and warranties in Section 3.04(b) shall be excluded from the representations and warranties made under this Section 4.02(a).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
Section 4.03.    Credit Events Relating to Subsidiary Borrowers. The obligations of (x) the Lenders to make Loans to any Subsidiary that becomes a Subsidiary Borrower after the Restatement Effective Date and (y) any Ancillary Lender to make available an Ancillary Facility to such Subsidiary Borrower, in each case to the extent designated in accordance with Section 2.20, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Sections 4.01 and 4.02):
(a)    the Administrative Agent (or its counsel) shall have received (i) the U.S. Borrower Guaranty and (ii) a Subsidiary Borrower Agreement with respect to such Subsidiary Borrower, in each case duly executed by all parties thereto;
(b)    such Subsidiary Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations; and
(c)    the Administrative Agent shall have received such documents (including a legal opinion substantially in the form of Exhibit G if such Subsidiary Borrower is a Domestic Subsidiary, or a legal opinion in form and substance acceptable to the Administrative Agent if such Subsidiary Borrower is a Foreign Subsidiary) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Subsidiary Borrower, the authorization of Borrowings as they relate to such Subsidiary Borrower and any other legal matters relating to such Subsidiary Borrower or its Subsidiary Borrower Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:
Section 5.01.    Financial Statements and Other Information    . The U.S. Borrower will furnish to the Administrative Agent and each Lender:
(a)    A copy of the U.S. Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (but subject to the last sentence of Section 1.04), as soon as available, but in any event within the earlier of (i) 90 days after the end of each fiscal year of the U.S. Borrower or (ii) five (5) Business Days after the filing of such financial statements with the SEC;
(b)    A copy of the U.S. Borrower’s consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with

GAAP consistently applied (but subject to the last sentence of Section 1.04), subject to normal year‑end audit adjustments and the absence of footnotes, as soon as available, but in any event within the earlier of (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the U.S. Borrower or (ii) five (5) Business Days after the filing of such financial statements with the SEC;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower, in a form acceptable to the Administrative Agent, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and
(d)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the U.S. Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
All financial statements referred to in Section 5.01(a) and (b) shall be deemed to have been delivered upon the filing of such financial statements by the Borrower through the SEC’s EDGAR system or publication by the Borrower of such financial statements on its website and the receipt by the Administrative Agent of electronic notice from the Borrower with a link to such financial statements.
Section 5.02.    Notices of Material Events. The U.S. Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the U.S. Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the U.S. Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03.    Existence; Conduct of Business. The U.S. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
Section 5.04.    Payment of Obligations. The U.S. Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the U.S. Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05.    Maintenance of Properties; Insurance. The U.S. Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, which may include self‑insurance, if determined by the Borrower to be reasonably prudent.
Section 5.06.    Books and Records; Inspection Rights    . The U.S. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The U.S. Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07.    Compliance    . The U.S. Borrower will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations and Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.08.    Use of Proceeds and Letters of Credit    . The proceeds of the Loans and Letters of Credit will be used only to (i) refinance certain existing indebtedness of the U.S. Borrower, (ii) provide for working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries in the ordinary course of business, and (iii) provide for Permitted Acquisitions (as defined below), including, without limitation, the Project Delaware Acquisition. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
Section 5.09.    Additional Covenants. If at any time the U.S. Borrower or any of its Subsidiaries shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $25,000,000, which includes covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the U.S. Borrower shall promptly so advise the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent or the Required Lenders shall request, upon notice to the U.S. Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:
Section 6.01.    Subsidiary Indebtedness. The U.S. Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder;
(b)    Indebtedness existing on the Original Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(c)    Indebtedness owing to the U.S. Borrower;
(d)    Guarantees of Indebtedness of the U.S. Borrower, provided that such Guarantees are also delivered with respect to the Obligations and all agreements, opinions and other documents in connection therewith, as requested by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, are delivered to the Administrative Agent; and
(e)    Indebtedness not otherwise permitted by this Section 6.01 that, together (without duplication) with Indebtedness secured by Liens created by the U.S. Borrower or any Subsidiary under Section 6.02(f), does not in the aggregate at any time outstanding exceed the greater of (i) $30,000,000 and (ii) 10% of Tangible Net Worth; provided that, notwithstanding the foregoing, the aggregate amount permitted under this clause (e) shall not at any time that the Senior Notes Documents are in effect exceed the aggregate amount permitted thereunder.
Section 6.02.    Liens. The U.S. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    Liens on any property or asset of the U.S. Borrower or any Subsidiary existing on the Restatement Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the U.S. Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    Liens on any asset existing at the time of the purchase or other acquisition thereof by the U.S. Borrower or any Subsidiary, provided that (i) any such Lien was not created in contemplation of such purchase or other acquisition and does not extend to any asset other than the asset so purchased or otherwise acquired and proceeds thereof, (ii) such purchase or other acquisition thereof and the Indebtedness secured by any such Lien is otherwise permitted hereunder and (iii) the outstanding principal amount of the Indebtedness secured thereby is not increased at any time;
(d)    Liens on any asset of the U.S. Borrower or any Subsidiary securing Indebtedness permitted hereunder which is incurred to finance the acquisition of such asset, provided that (i) each such Lien shall be created substantially simultaneously with the acquisition of the related asset; (ii) each such Lien does not at any time encumber any asset other than the related asset financed by such Indebtedness; (iii) the principal amount of Indebtedness secured by each such Lien is not increased; and (iv) the principal amount of Indebtedness secured by each such Lien shall at no time exceed 100% of the original purchase price of such related asset at the time acquired;
(e)    Liens on assets of Subsidiaries solely in favor of the U.S. Borrower as secured party and securing Indebtedness owing by a Subsidiary to the U.S. Borrower; and
(f)    Liens not otherwise permitted by this Section 6.02 securing Indebtedness that, together (without duplication) with Indebtedness incurred or assumed by any Subsidiary under Section 6.01(e), does not in the aggregate at any time outstanding exceed the greater of (i) $30,000,000 and (ii) 10% of Tangible Net Worth; provided that, notwithstanding the foregoing, the aggregate amount permitted under this clause (f) shall not at any time that the Senior Notes Documents are in effect exceed the aggregate amount permitted thereunder.
Section 6.03.    Fundamental Changes. The U.S. Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, acquire any Person as a new Subsidiary, sell all or substantially all of its assets or acquire all or substantially all of the assets of any other Person, except for the following (each, a “Permitted Acquisition”):
(a)    the U.S. Borrower and its Wholly‑Owned Subsidiaries may merge with each other and the U.S. Borrower’s Wholly‑Owned Subsidiaries may sell all or substantially all of their assets to each other, provided that in any such merger involving the U.S. Borrower, the U.S. Borrower is the surviving Person; and
(b)    the U.S. Borrower or any of its Subsidiaries may acquire (by merger or otherwise, including a stock acquisition) any Person as a new Subsidiary or acquire all or substantially all the assets of any other Person (each, a “Proposed Target”); provided that, the Proposed Target is engaged in a business or activity reasonably related to the business of the Borrower and its Subsidiaries and, with respect to a Permitted Acquisition with a total purchase price (including assumed debt) exceeding $50,000,000 (a “Material Acquisition”):
(i)    no Default or Event of Default exists or will result after giving effect to any such acquisition;
(ii)    after giving effect to such acquisition, the U.S. Borrower, either directly or indirectly, shall own not less than 90% (in number of votes) of the Equity Interests of such Proposed Target;
(iii)    on a pro forma basis, as if the acquisition of the Proposed Target (and any related incurrence or assumption of Indebtedness) had occurred at the beginning of the most recently‑ended four fiscal quarter period for which the U.S. Borrower has delivered financial statements under Section 5.01(a) or Section 5.01(b) that precedes the date on which such acquisition actually occurs, (A) the Leverage Ratio as of the Determination Date for such acquisition would not exceed 3.50 to 1.00 (without giving effect to any Step‑Up Election) and (B) the U.S. Borrower would be in compliance with the terms and conditions of this Agreement, which pro forma results shall be evidenced by a certificate of a Financial Officer of the U.S. Borrower setting forth reasonably detailed calculations demonstrating pro forma compliance with subclause (A) above and with Section 6.12; and
(iv)    the board of directors or other governing body of the Proposed Target shall have approved the acquisition and such acquisition shall be completed as a result of an arm’s length negotiation (i.e., on a non‑hostile basis).
Notwithstanding any of the foregoing conditions set forth in this definition, the Project Delaware Acquisition shall constitute a Permitted Acquisition, provided it shall be consummated upon and in accordance with terms and conditions that have been disclosed to and approved by the Administrative Agent.
Section 6.04.    Investments, Loans, Advances and Acquisitions. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly‑Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:
(a)    Permitted Investments;

(b)    Investments, loans or advances made by the U.S. Borrower to any Wholly‑Owned Subsidiary and made by any Subsidiary to the U.S. Borrower or any Wholly‑Owned Subsidiary;
(c)    Permitted Acquisitions; and
(d)    Investments, loans or advances not otherwise permitted by this Section 6.04, but only if (i) no Default or Event of Default exists or will result after giving effect to any such investment, loan or advance and (ii) on a pro forma basis, as if such investment, loan or advance (and any related incurrence or assumption of Indebtedness) had occurred at the beginning of the most recently‑ended four fiscal quarter period for which the U.S. Borrower has delivered financial statements under Section 5.01(a) or Section 5.01(b) that precedes the Determination Date for such investment, loan or advance, the Leverage Ratio as of such Determination Date would not exceed 3.50 to 1.00 (without giving effect to any Step‑Up Election).
Section 6.05.    Swap Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the U.S. Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the U.S. Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest‑bearing liability or investment of the U.S. Borrower or any Subsidiary.
Section 6.06.    Restricted Payments. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    the U.S. Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(b)    Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and
(c)    the U.S. Borrower may make Restricted Payments with respect to its Equity Interests, in each case so long as:
(i)    no Default or Event of Default exists or will result after giving effect to any such Restricted Payment;

(ii)    on a pro forma basis, assuming such Restricted Payment (and any related incurrence of Indebtedness) had occurred at the beginning of the most recently‑ended four fiscal quarter period for which the U.S. Borrower has delivered financial statements under Section 5.01(a) or Section 5.01(b) that precedes the date on which such Restricted Payment actually occurs, (A) the Leverage Ratio as of the Determination Date for such Restricted Payment would not exceed 3.50 to 1.00 (without giving effect to any Step‑Up Election) and (B) the U.S. Borrower would be in compliance with the terms and conditions of this Agreement, which pro forma results shall be evidenced by a certificate of a Financial Officer of the U.S. Borrower setting forth reasonably detailed calculations demonstrating pro forma compliance with subclause (A) above and with Section 6.12; and
(iii)    the sum of (A) the aggregate Available Unused Commitments of the Lenders plus (B) unrestricted cash of the U.S. Borrower and its Subsidiaries on a consolidated basis is at least $50,000,000.
Section 6.07.    Transactions with Affiliates. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the U.S. Borrower or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties, (b) transactions between or among the U.S. Borrower and its Wholly‑Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.
Section 6.08.    Restrictive Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the U.S. Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the U.S. Borrower or any other Subsidiary or (c) the ability of any Subsidiary to Guarantee Indebtedness of the U.S. Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clauses (a) and (c) of the foregoing shall not apply to restrictions and conditions contained in any Indebtedness equal to or in excess of $25,000,000 in aggregate amount at the date of incurrence or issuance of such Indebtedness and permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
Section 6.09.    Disposition of Assets; Etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 6.09 shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if (i) the aggregate book value (disregarding any write‑downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of shall be less than, in any fiscal year of the U.S. Borrower, fifteen percent (15%) of the aggregate book value of the Consolidated Total Assets as of the end of the immediately preceding fiscal year, and (ii) immediately after such transaction, no Default shall exist or shall have occurred and be continuing.
Section 6.10.    Change in Business. The U.S. Borrower shall not and shall not permit its Subsidiaries to engage, either directly or indirectly through Affiliates, in any business substantially different from the business of the U.S. Borrower or the applicable Subsidiary as of the Original Effective Date; provided, however, that the U.S. Borrower and its Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business in which they are engaged as of the Original Effective Date.
Section 6.11.    Leverage Ratio. The U.S. Borrower will not permit the Leverage Ratio to exceed 3.50 to 1.00 as of the end of any fiscal quarter; provided, however, that the U.S. Borrower may elect (the “Step‑Up Election”) to increase the maximum Leverage Ratio permitted by this Section 6.11 to 4.00 to 1.00 for four consecutive fiscal quarter end dates (or, such shorter period as the Borrower may elect pursuant to the immediately following proviso) by providing a written notice (the “Step‑Up Election Notice”) to the Administrative Agent of such Step‑Up Election prior to the U.S. Borrower’s filing with the SEC its Annual Report on Form 10‑K or Quarterly Report on Form 10‑Q for the fiscal period ending on the first fiscal quarter end date for which the Step‑Up Election is to take effect; provided, however, that the U.S. Borrower may elect to terminate the

Step‑Up Election as of the second or third fiscal quarter end date for which the Step‑Up Election is in effect by providing a written notice (the “Step‑Up Termination Notice”) to the Administrative Agent of such election prior to the U.S. Borrower’s filing with the SEC its Annual Report on Form 10‑K or Quarterly Report on Form 10‑Q for the fiscal period ending on such date. The U.S. Borrower may make only one Step‑Up Election. Upon the expiration or early termination of the Step‑Up Election, the maximum Leverage Ratio permitted by this Section 6.11 shall revert to 3.50 to 1.00.
Section 6.12.    Interest Coverage Ratio. The U.S. Borrower will not permit the Interest Coverage Ratio to be less than 4.00 to 1.00 as of the end of any fiscal quarter.
Section 6.13.    Debt Prepayments. The U.S. Borrower shall not (x) pay any scheduled payment prior to the due date thereof as in effect on the Restatement Effective Date, or prepay any principal, premium, interest or any other amount (including sinking fund payments), with respect to any Senior Notes; (y) redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Senior Notes prior to the due date thereof as in effect on the Restatement Effective Date; or (z) make any payment or deposit any monies, securities or other property with any trustee or other Person with respect to any Senior Notes that has the effect of violating clause (x) or (y) above (any of the foregoing, a “Senior Notes Prepayment”), unless:
(a)    no Default or Event of Default exists or will result after giving effect to any such Senior Notes Prepayment;
(b)    on a pro forma basis, assuming such Senior Notes Prepayment had occurred at the beginning of the most recently‑ended four fiscal quarter period for which the U.S. Borrower has delivered financial statements under Section 5.01(a) or Section 5.01(b) that precedes the date on which the Senior Notes Prepayment actually occurs, (A) the Leverage Ratio as of the Determination Date for such Senior Notes Prepayment would not exceed 3.50 to 1.00 (without giving effect to any Step‑Up Election) and (B) the U.S. Borrower would be in compliance with the terms and conditions of this Agreement, which pro forma results shall be evidenced by a certificate of a Financial Officer of the U.S. Borrower setting forth reasonably detailed calculations demonstrating pro forma compliance with subclause (A) above and with Section 6.12; and
(c)    the sum of (i) the aggregate Available Unused Commitments of the Lenders after giving effect to any Borrowings used for a Senior Notes Prepayment plus (ii) unrestricted cash of the U.S. Borrower and its Subsidiaries on a consolidated basis is at least $50,000,000.

Section 6.14.    Sanctions Laws and Regulations. (a) No Borrower shall, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.
(b)    None of the funds or assets of the Borrowers that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.
ARTICLE VII

EVENTS OF DEFAULT
Section 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the U.S. Borrower or any Subsidiary in or in connection with the Existing Agreement, this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Existing Agreement, this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI (other than Section 6.07);

(e)    any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the U.S. Borrower (which notice will be given at the request of any Lender);
(f)    the U.S. Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness permitted by this Agreement that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the U.S. Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the U.S. Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the U.S. Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the U.S. Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the U.S. Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $5,000,000 shall be rendered against the U.S. Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the U.S. Borrower or any Subsidiary to enforce any such judgment;
(l)    (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; (ii) the U.S. Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that, in the opinion of the Required Lenders, when taken together with all other such events or conditions, if any, could reasonably be expected to result in liability of the U.S. Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; or (iii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code (or, for years in which the PPA applies to any Plan, Section 430(k) of the Code) or under ERISA;
(m)    Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or any Borrower shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or
(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the U.S. Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII

THE AGENTS
Section 8.01.    Appointment, Powers and Immunities. (a) Each Lender and each Ancillary Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender and each Ancillary Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the other Loan Documents, the Administrative Agent is acting as administrative agent for the Lenders and the Ancillary Lenders only and the Administrative Agent is not acting as administrative agent for any other Agents, Joint Lead Arrangers, Joint Bookrunners, Left Lead Arranger or Left Lead Bookrunner. The Syndication Agent, Joint Lead Arrangers, Joint Bookrunners, Left Lead Arranger and Left Lead Bookrunner shall not have any duties or responsibilities or any liabilities under this Agreement or any other Loan Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Loan Documents shall not require the consent of the Syndication Agent, Joint Bookrunners or Left Lead Bookrunner or, except to the extent expressly set forth in Section 9.02, Joint Lead Arrangers or Left Lead Arranger, in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Loan Document, be a trustee for any Lender or Ancillary Lender or have any fiduciary duty to any Lender or Ancillary Lender. Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Loan Document or any applicable Requirement of Law. Neither the Administrative Agent nor any Lender or Ancillary Lender shall be responsible to any other Lender or Ancillary Lender for any recitals, statements, representations or warranties made by the Borrowers contained in this Agreement or in any other Loan Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure by any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys‑in‑fact and shall not be responsible to any Lender or Ancillary Lender for the negligence or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender or Ancillary Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent determined by a final, non‑appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Loan Documents as shall be directed by the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02) or in the absence of such direction, such action as the Administrative Agent in good faith deems advisable under the circumstances.
(b)    The Issuing Bank shall act on behalf of the Lenders and the Ancillary Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
Section 8.02.    Reliance by the Administrative Agent. The Administrative Agent, the Issuing Bank and the Swingline Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02) and shall in all cases be fully protected by the Lenders and the Ancillary Lenders in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02), and such instructions of the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and Ancillary Lenders.

Section 8.03.    Defaults    . The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the U.S. Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02); provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its note) shall be determined by the Required Lenders (or all or such other portion of the Lenders as required by Section 9.02) in their sole discretion.
Section 8.04.    Indemnification    . Without limiting the Obligations of the Borrowers hereunder, each Lender and each Ancillary Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Applicable Adjusted Percentage of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender or Ancillary Lender shall be liable for any of the foregoing to the extent determined by a final, non‑appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders and the Ancillary Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender and each Ancillary lender under this Section 8.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender or Ancillary Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender or Ancillary Lender ceased to be a Lender or Ancillary Lender hereunder).
Section 8.05.    Non‑Reliance    ‑. Each Lender and each Ancillary Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender or Ancillary Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the

Borrowers and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Ancillary Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender or Ancillary Lender informed as to the performance or observance by any Borrower of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Borrower; (b) have any duty or responsibility to disclose to or otherwise provide any Lender or Ancillary Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender or Ancillary Lender, with any credit or other information concerning any Borrower which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or any other Loan Document; or (c) be responsible to any Lender or Ancillary Lender for (i) any recital, statement, representation or warranty made by any Borrower or any officer, employee or agent of any Borrower in this Agreement or in any of the other Loan Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document, (iii) the value or sufficiency of any collateral or the validity or perfection of any of the liens or security interests intended to be created by the Loan Documents, or (iv) any failure by any Borrower to perform its obligations under this Agreement or any other Loan Document.
Section 8.06.    Resignation of the Administrative Agent    . The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Borrowers and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrowers; provided, however, that the Borrowers shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “Issuing Bank” and “Swingline Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.
Section 8.07.    Performance of Conditions. For the purpose of determining fulfillment by the Borrowers of conditions precedent specified in Sections 4.01 and 4.02 only, each Lender and each Ancillary Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender or Ancillary Lender for consent, approval, acceptance or satisfaction, or required under Article IV to be consented to, or approved by or acceptable or satisfactory to, that Lender or Ancillary Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Loan Documents shall have received written notice from that Lender or Ancillary Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender or Ancillary Lender shall not have made available to the Administrative Agent that Lender’s or Ancillary Lender’s Applicable Adjusted Percentage of such Loan or Letter of Credit.
Section 8.08.    The Administrative Agent in its Individual Capacity; Other Relationships. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Borrower and its Affiliates as though the Administrative Agent were not the Administrative Agent, Issuing Bank or Swingline Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, Issuing Bank or Swingline Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
Section 8.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Ancillary Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Ancillary Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Ancillary Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
Section 8.10.    Designation of Affiliates for Foreign Currency Loans. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.
ARTICLE IX

MISCELLANEOUS
Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to a Borrower, to it at 855 East Main Street, P.O. Box 302, Zeeland, Michigan, 49464-0302, Attention of Jeff Stutz, Treasurer and Chief Accounting Officer (Telecopy No. 616-654-7221; e-mail: jeff_stutz@hermanmiller.com);
(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, Agency Services, 1525 West W.T. Harris Boulevard – 1B1, Mailcode: MACD1109-019, Charlotte, North Carolina, 28262, Attention of Agency Services Manager (Telecopy No. 704-590-2782; e-mail: agencyservices.requests@wellsfargo.com);
(iii)    if to the Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing to the Administrative Agent; and
(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the U.S. Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Additionally, if the Administrative Agent agrees to accept a notice pursuant to Article II, including any notice of borrowing, notice of interest period selection or notice of Revolving Loan conversion, made by e-mail transmission, such e-mail transmission shall be binding on the applicable Borrower whether or not written confirmation is sent by the applicable Borrower or requested by the Administrative Agent, and the Administrative Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by the Administrative Agent in good faith to be from the applicable Borrower or its agents. The Administrative Agent’s records of the terms of any e-mail notice pursuant to Article II shall be conclusive on the applicable Borrower in the absence of gross negligence or willful misconduct on the part of the Administrative Agent in connection therewith.
(c)    The Borrowers agree that the Administrative Agent may make any material delivered by a Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to a Borrower or any of its Subsidiaries, or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system that requires passwords for access and takes other customary measures with respect to confidentiality and security (the “Platform”). The U.S. Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates represents or warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform (each, a “Platform Error”) and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except to the extent any of the foregoing liabilities are caused by the gross negligence or willful misconduct of the Administrative Agent or any of its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Notwithstanding anything herein to the contrary, the Borrowers shall not be in Default hereunder for failure to deliver any required notice, financial statements or other items if such failure was caused by a Platform Error.
(d)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notification may be sent to such e-mail address.
(e)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02.    Waivers; Amendments. (a) No failure or delay by any Agent, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender directly affected thereby (except that only the Lenders who are increasing their Commitments are required to consent to a request by the U.S. Borrower under Section 2.23 to increase the Aggregate Commitments), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of all Lenders, or (vi) release the U.S. Borrower Guaranty without the written consent of all Lenders (other than in connection with transactions permitted pursuant to this Agreement); provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (y) no such agreement shall amend, modify or otherwise affect the rights or duties of the Joint Lead Arrangers or the Left Lead Arranger under Section 9.03 without the prior written consent of the Joint Lead Arrangers or the Left Lead Arranger, as the case may be.

In addition, notwithstanding the foregoing, the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.
Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 9.02 shall apply equally to, and shall be binding upon, each of the Administrative Agent and the Lenders. Notwithstanding anything to the contrary herein, any Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased, (ii) the Applicable Adjusted Percentage of such Defaulting Lender may not be increased, (iii) the Maturity Date of any Loans of such Defaulting Lender may not be extended, and (iv) principal and interest owing to such Defaulting Lender may not be reduced, in each case without the consent of such Defaulting Lender.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce the rights and remedies hereunder and under the other Loan Documents against the Borrowers shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents or (c) any Lender from exercising set-off rights in accordance with Section 9.08 (subject to the terms of Section 2.18); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 9.03.    Expenses; Indemnity; Damage Waiver. (a) The U.S. Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Left Lead Arranger, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Left Lead Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket fees and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-

of-pocket fees and expenses of the Administrative Agent and the Left Lead Arranger in connection with the use of any Platform (provided, however, that the U.S. Borrower shall have no obligation to pay the costs of any upgrades or repairs to any Platform), (iv) any and all excise, sales or other similar taxes and (v) all out-of-pocket fees and expenses incurred by the Administrative Agent, the Issuing Bank and the Lenders, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank and the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket fees and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The obligations of the U.S. Borrower under this Section 9.03(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.
(b)    The U.S. Borrower shall indemnify each of the Joint Lead Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender, each of the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use by the U.S. Borrower or its Subsidiaries of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the U.S. Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the U.S. Borrower or any of its Subsidiaries, (iv) any claims for brokerage fees or commissions in connection with the Loan Documents or in connection with any Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing, (v) the use of any Platform (provided, however, that the U.S. Borrower shall have no obligation to indemnify any Indemnitee for the costs of any upgrades or repairs to any Platform), or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and the U.S. Borrower shall reimburse each Indemnitee for all reasonable legal fees and other expenses in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties. Upon receiving knowledge of any suit, claim or demand asserted by a third party that either Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender believes is covered by this indemnity, such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender shall give the U.S. Borrower notice of the matter and such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender may select its own counsel or request that the U.S. Borrower defend such suit, claim or demand, with legal counsel satisfactory to such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender, as the case may be, at the U.S. Borrower’s sole cost and expense; provided, however, that such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender shall not be required to so notify the U.S. Borrower and such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender shall have the right to defend, at the U.S. Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of such Joint Lead Arranger’s, the Administrative Agent’s, the Issuing Bank’s, the Swingline Lender’s or such Lender’s business or that of its Affiliates. Such Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender may also require the U.S. Borrower to defend the matter. Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ counsel separate from counsel for the U.S. Borrower and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists that makes representation by counsel chosen by the U.S. Borrower not advisable, all at the U.S. Borrower’s expense. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the U.S. Borrower in which an Indemnitee is not named as a defendant, the U.S. Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of either Joint Lead Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender to notify the U.S. Borrower of any such suit, claim or demand shall not relieve the U.S. Borrower of its obligations under this Section 9.03(b). No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The U.S. Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. The U.S. Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the U.S. Borrower or its Affiliates or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct. The obligations of the U.S. Borrower under this Section 9.03(b) shall survive the payment and performance of the Obligations and the termination of this Agreement.
(c)    To the extent that the U.S. Borrower fails to pay any amount required to be paid by it to any Agent, Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent, Issuing Bank or Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent, Issuing Bank or Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), provided that any merger of any Subsidiary Borrower with other Subsidiaries shall not be deemed an assignment provided that the resulting entity assumes all Obligations of such Subsidiary Borrower in a manner acceptable to the Administrative Agent, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Swingline Lender that makes any Swingline Loan), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the U.S. Borrower, provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund; and
(C)    if such assignment would result in such Eligible Assignee becoming a Lender, each of the Issuing Bank and the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the U.S. Borrower and the Administrative Agent otherwise consent, provided that no such consent of the U.S. Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided, however, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including Lenders becoming party to this Agreement pursuant to a joinder as contemplated by Section 2.23), and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the U.S. Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the U.S. Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Adjusted Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application on accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender and the Issuing Bank agrees to notify the U.S. Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court of the State of Illinois and any court of the United States District Courts sitting in Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.     Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from any Borrower relating to the U.S. Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.13.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14.     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
Section 9.15.     Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 9.16.     Waivers and Agreements. (a) The covenants, agreements and obligations of each Borrower set forth herein are joint and several and shall be primary obligations of such Borrower, and, to the extent not prohibited by applicable law, such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, set‑off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by each Borrower with its obligations hereunder) based upon any claim such Borrower, any other Borrower or any other Person may have against the Administrative Agent, the Lenders or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever, foreseeable or unforeseeable and without regard to whether such Borrower, any other Borrower, the Administrative Agent or any Lender shall have any knowledge or notice thereof, including, without limitation:
(i)    any termination, amendment, modification, addition, deletion or supplement to or other change to any of the terms of any Loan Document in accordance with its terms or any other instrument or agreement applicable to any of the parties hereto or thereto, or any assignment or transfer of any thereof, or any furnishing or acceptance or release of additional security for any Obligation or for the obligations of any Person under any Loan Document, or the failure of any security or the failure of any Person to perfect any interest in any collateral; any waiver of, or extension of time for the performance of, the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Loan Document, or any other waiver, forbearance, consent, extension, renewal, indulgence, compromise, release, settlement, refunding or other action or inaction under or in respect of any Loan Document or any other instrument or agreement, or under or in respect of any obligation or liability of each Borrower, or the Administrative Agent or any exercise or non‑exercise of any right, remedy, power or privilege under or in respect of any such instrument of agreement or any such obligation or liability;
(ii)    any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on it in any Credit Document to give notice to any Borrower of the occurrence of an Event of Default;

(iii)    any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, assignment for the benefit of creditors, receivership, liquidation, marshaling of assets and liabilities or similar proceedings with respect to any Borrower or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;
(iv)    any limitation on the liability or obligations of any Borrower under any Loan Document or any other instrument or agreement, which may now or hereafter be imposed by law, or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any thereof; or
(v)    any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance (other than full and irrevocable performance and payment of the Obligations) which might otherwise constitute a legal or equitable defense, release or discharge or which might otherwise limit recourse against each Borrower, whether or not such Borrower shall have notice or knowledge of the foregoing.
(b)    Each Borrower hereby waives, to the fullest extent permitted by law, (i) all rights, if any, of marshalling of any collateral or security for the Obligations and (ii) any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (A) proceed against the other Borrower or any other Person, (B) proceed against or exhaust any other collateral or security for any of the Obligations or (C) pursue any remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of the other Borrower or any other Person other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of the other Borrower or any other Person, or the enforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the other Borrower other than payment in full of the Obligations. Subject to the terms of this Agreement, the Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or non‑judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent may have against the other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Obligations have been paid in full.
(c)    Each Borrower waives any defense, right of set‑off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to it now or at any time hereafter.

(d)    Each Borrower represents and warrants that it is fully aware of the financial condition of the other Borrowers, and each Borrower delivers this Agreement based solely upon its own independent investigation of the other Borrowers’ financial condition and in no part upon any representation or statement of the Administrative Agent or any Lender with respect thereto. Each Borrower further represents and warrants that it is in a position to and hereby does assume full responsibility for obtaining such additional information concerning the other Borrowers’ financial condition as each Borrower may deem material to its obligations hereunder, and each Borrower is not relying upon, nor expecting the Administrative Agent or any Lender to furnish it any information in the Administrative Agent’s or any Lender’s possession concerning the other Borrowers’ financial condition or concerning any circumstances bearing on the existence or creation, or the risk of nonpayment or nonperformance of the Obligations. Each Borrower hereby waives any duty on the part of the Administrative Agent and the Lenders to disclose to each Borrower any facts the Administrative Agent or any Lender may now or hereafter know about the other Borrowers, regardless of whether the Administrative Agent or such Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower intended to assume or has reason to believe that such facts are unknown to such Borrower.
(e)    In addition to any other waivers, agreements and covenants of the Borrowers set forth herein, each Borrower hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of the Lenders or the Administrative Agent and each of their respective directors, officers, employees, representatives and agents in connection with administration of the Loans, except for any Lender’s or the Administrative Agent’s willful misconduct or gross negligence as determined by a final, non‑appealable judgment of a court of competent jurisdiction.
Section 9.17.     Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Loan Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities, Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Loan Documents in accordance with its past practice.
ARTICLE X

COLLECTION ALLOCATION MECHANISM
Section 10.01.     Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments and the Ancillary Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Loan denominated in a

Foreign Currency shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) each Lender shall automatically and without further act (and without regard to the provisions of Section 9.04) immediately be deemed to have acquired participations in the Swingline Loans, Revolving Loans, Ancillary Loans and Letters of Credit (including each Reserve Account established pursuant to Section 10.02 below) in an amount equal to such Lender’s CAM Percentage. Each Lender shall make payments to the Applicable Agent for such participations, and the Applicable Agent shall distribute such payments to the appropriate Lender, in such manner and pursuant to such procedures determined by the Administrative Agent. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Advance. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and Ancillary Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(b)     As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Applicable Agent pursuant to any Loan Document in respect of the Revolving Credit Exposures and the Ancillary Facility Exposures shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set‑off, in respect of any Revolving Credit Exposure or Ancillary Facility Exposure shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.
Section 10.02.     Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any LC Disbursement shall not have been reimbursed either by the U.S. Borrower or with the proceeds of a Borrowing, each Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to the Dollar Equivalent of such Lender’s CAM Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of the U.S. Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.06.
(b)    In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.06(d) (but not of the U.S. Borrower under Section 2.06(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.06(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
(c)    In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.
(d)    With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing.
(e)    Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
HERMAN MILLER, INC.

By: /s/ Jeffrey M. Stutz
Name: Jeffrey M. Stutz
Title: Treasurer and Chief Accounting Officer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (HERMAN MILLER)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, as the Issuing Bank and as the Administrative Agent

By: /s/ Charles W. Lott
Name: Charles W. Lott
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender, and the Syndication Agent

By: /s/ Brendan Korb
Name: Brendan Korb
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Matthew Buzzelli
Name: Matthew Buzzelli
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Wicks Barkhausen
Name: Wicks Barkhausen
Title: Relationship Manager

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Vice President

HSBC BANK USA, N.A., as a Lender

By: /s/ Andrew Bicker
Name: Andrew Bicker
Title: Senior Vice President

Exhibit A
Assignment and Assumption
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of _____________]

3.	U.S. Borrower: Herman Miller, Inc., a Michigan corporation

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Third Amended and Restated Credit Agreement dated as of July 21, 2014, among Herman Miller, Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loan
	$	$	%
	$	$	%
	$	$	%

Assignment Effective Date: _____________ ___, 20___ [to be inserted by administrative agent and which shall be the assignment effective date of recordation of transfer in the register therefor.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]
By:
Name:
Title:
Assignee

[Name of Assignee]
By:
Name:
Title:

Consented to and Accepted:

Wells Fargo Bank, National Association,
as Administrative Agent
By:_________________________________
Name: ___________________________
Title: ____________________________

Consented to:

[Name of Relevant Party]
By:__________________________________
Name: ____________________________
Title: _____________________________

Annex 1
Standard Terms and Conditions For
Assignment and Assumption

Section 1.	Representations and Warranties.
Section 1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Section 1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as the Administrative Agent is authorized to exercise by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article VIII of the Credit Agreement.

Section 2.	Payments.
From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Section 3.	General Provisions.
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B
Subsidiary Borrower Agreement
Subsidiary Borrower Agreement
This Subsidiary Borrower Agreement (this “Agreement”), dated as of _____________, 20__, is entered into by _________________, a ________________ (the “New Subsidiary Borrower”), Herman Miller, Inc. (the “U.S. Borrower”) and Wells Fargo Bank, National Association, as Administrative Agent, pursuant to the Third Amended and Restated Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of July 21, 2014, among the U.S. Borrower, the Subsidiary Borrowers party thereto, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.
Witnesseth:
Whereas, the parties to this Agreement wish to designate the New Subsidiary Borrower as a Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and
Whereas, this Agreement is entered into pursuant to the Credit Agreement;
Now, Therefore, in consideration of the premises, the parties hereto hereby agree as follows:
1.    The New Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Subsidiary Borrower; (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents; submissions, appointments, acknowledgments and other terms and provisions attributable to a Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Subsidiary Borrower by the Credit Agreement and the other Loan Documents.
2.    The New Subsidiary Borrower hereby represents and warrants to the Agents and the Lenders that:
(a)    The New Subsidiary Borrower is a Wholly-Owned Subsidiary of the U.S. Borrower and satisfies all conditions to becoming a Subsidiary Borrower under the Credit Agreement.
(b)    The representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct on the date hereof.
(c)    The execution, delivery and performance by the New Subsidiary Borrower of this Agreement are within its [corporate] powers and have been duly authorized by all necessary [corporate, stockholder] and other action. This Agreement has been duly executed and delivered by the New Subsidiary Borrower and constitutes a legal, valid and binding obligation of the New Subsidiary Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)    The execution, delivery and performance by the New Subsidiary Borrower of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the New Subsidiary Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the New Subsidiary Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the New Subsidiary Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the New Subsidiary Borrower or any of its Subsidiaries.
(e)    The address and jurisdiction of incorporation of the New Subsidiary Borrower is set forth in Schedule A to this Agreement.
3.    The U.S. Borrower represents and warrants to the Agents and the Lenders that (a) no Default has occurred and is continuing under the Credit Agreement as of the date hereof; and (b) the representations and warranties made by the Borrowers and contained in Article III of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties were true and correct as of such date).
4.    The U.S. Borrower agrees that its Guaranty shall remain in full force and effect after giving effect to this Agreement, including without limitation after including the New Subsidiary Borrower as a Subsidiary Borrower under the Credit Agreement and the execution and delivery of any Ancillary Facility Document.
5.    The New Subsidiary Borrower shall be entitled [to obtain Revolving Loans] [request the creation of Ancillary Facilities under Section 2.22 of the Credit Agreement]. [Attached hereto as Schedule B is the final Ancillary Facility Document.]
6.    The New Subsidiary Borrower shall not become a Subsidiary Borrower under the Credit Agreement until (a) this Agreement is signed by all parties hereto and by the Administrative Agent and where indicated below and (b) the Administrative Agent shall have received such documents (including a legal opinion substantially in the form of Exhibit G to the Credit Agreement if the New Subsidiary Borrower is a Domestic Subsidiary, or a legal opinion in form and substance acceptable to the Administrative Agent if the New Subsidiary Borrower is a Foreign Subsidiary) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the New Subsidiary Borrower, the authorization of Borrowings as they relate to the New Subsidiary Borrower and any other legal matters relating to the New Subsidiary Borrower and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
7.    The New Subsidiary Borrower acknowledges and agrees to the joint and several obligations and the waivers set forth in Section 9.16 of the Credit Agreement.
8.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set-off, counterclaim, or defense with respect to any of the foregoing. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature Pages to Follow]

In Witness Whereof, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year set forth above.

[Name of Subsidiary Borrower],
as a Subsidiary Borrower

By:
Name:
Title:

Herman Miller, Inc.

By:
Name:
Title:

[Existing Subsidiary Borrowers]

By:
Name:
Title:

Acknowledged and Consented to:

Wells Fargo Bank, National Association, as Administrative Agent

By:
Name:
Title:

Schedule A
Administrative Information

Jurisdiction of Organization:

Address:

Schedule B

Final Ancillary Facility Document - if applicable

Exhibit C
Subsidiary Borrower Termination
Subsidiary Borrower Termination
This Subsidiary Borrower Termination (this “Agreement”), dated as of _____________, 20__, is entered into by _________________, a ________________ (the “Former Subsidiary Borrower”), Herman Miller, Inc. (the “U.S. Borrower”) and Wells Fargo Bank, National Association, as Administrative Agent, pursuant to the Third Amended and Restated Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of July 21, 2014, among the U.S. Borrower, the Subsidiary Borrowers party thereto, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.
Witnesseth:
Whereas, the parties to this Agreement wish to remove the Former Subsidiary Borrower as a Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and
Whereas, this Agreement is entered into pursuant to the Credit Agreement;
Now, Therefore, in consideration of the premises, the parties hereto hereby agree as follows:
1.    The Former Subsidiary Borrower’s ability to request or obtain Loans under the Credit Agreement is hereby irrevocably terminated. The Former Subsidiary Borrower shall no longer be considered a Subsidiary Borrower for purposes of requesting or obtaining Loans and, upon payment in full of all Obligations under the Credit Agreement and the other Loan Documents owing by the Former Subsidiary Borrower, the Former Subsidiary Borrower shall no longer be a party to the Credit Agreement.
2.    The Former Subsidiary Borrower and the U.S. Borrower agree, jointly and severally, that all Obligations under the Credit Agreement and the other Loan Documents owing by the Former Subsidiary Borrower shall be paid in full on the date hereof.
3.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

In Witness Whereof, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year set forth above.

[Name of Former Subsidiary Borrower],
as a Subsidiary Borrower

By:
Name:
Title:

Herman Miller Inc.

By:
Name:
Title:

Acknowledged and Consented to:

Wells Fargo Bank, National Association, as Administrative Agent

By:
Name:
Title:

Exhibit D-1

Form of U.S. Tax Compliance Certificate
(Non-Partnership Foreign Lenders)

U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Third Amended and Restated Credit Agreement dated as of July 21, 2014 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Herman Miller, Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[Name of Lender]
By:
Name:
Title:

Date:	, 20[_]

Exhibit D-2

Form of U.S. Tax Compliance Certificate
(Partnership Foreign Lenders)

U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Third Amended and Restated Credit Agreement dated as of July 21, 2014 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Herman Miller, Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[Name of Lender]
By:
Name:
Title:
Date:    , 20[_]

Exhibit D-3

Form of U.S. Tax Compliance Certificate
(Non-Partnership Foreign Participants)

U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Third Amended and Restated Credit Agreement dated as of July 21, 2014 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Herman Miller, Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[Name of Participant]
By:
Name:
Title:
Date:    , 20[_]

Exhibit D-4

Form of U.S. Tax Compliance Certificate
(Partnership Foreign Participants)

U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Third Amended and Restated Credit Agreement dated as of July 21, 2014 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Herman Miller, Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
[Name of Participant]
By:
Name:
Title:
Date:    , 20[_]

Exhibit E
U.S. Borrower Guaranty
Guaranty
Parties
This Guaranty, dated as of [________], 2014 (this “Guaranty”), is made by Herman Miller, Inc., a Michigan corporation (together with its successors and assigns, the “Guarantor”), in favor of each of the Agents and the Lenders as defined below.
Recitals
A.    The Guarantor (as a Borrower), the Subsidiary Borrowers party thereto from time to time (all present and future Subsidiary Borrowers party to the Credit Agreement from time to time defined as the “Subsidiary Borrowers”), the lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, have executed a Third Amended and Restated Credit Agreement dated as of July 21, 2014 (as amended or modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such credit agreement, the “Credit Agreement”).
B.    The Guarantor is the parent corporation of the Subsidiary Borrowers, and the Subsidiary Borrowers and the Guarantor are engaged in related businesses, and the Guarantor has derived or will derive substantial direct and indirect benefit from the making of the extensions of credit by the Agents and the Lenders.
C.    The obligation of the Lenders to make or continue to make certain extensions of credit under the Credit Agreement are conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty, and the extensions of credit to the Subsidiary Borrowers under the Credit Agreement are and will be made in reliance upon the issuance of this Guaranty.
Agreement
In consideration of the premises and to induce the Lenders to make loans, extend credit or make other financial accommodations and the Lenders and the Agents to execute the Credit Agreement, and to continue to keep such credit and other financial accommodations available to the Subsidiary Borrowers, the Guarantor hereby agrees with and for the benefit of the Agents and the Lenders as follows:

Section 1.	Defined Terms.
As used in this Guaranty, terms defined in the first paragraph of this Guaranty and in the recital paragraphs are used herein as defined therein, and the following terms shall have the following meanings:
“Agents” means all Agents as defined in the Credit Agreement and any Affiliate of any Agent performing any of the duties or obligations of an Agent under the Credit Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Borrower for or the guarantee of such Borrower of, or the grant by such Borrower of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 21 of this Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Guaranteed Obligations” means all indebtedness, obligations and liabilities of any kind of any and all Subsidiary Borrowers to any of the Lenders or Agents in connection with or pursuant to the Transaction Documents, or to any Lender or Affiliate thereof in connection with or pursuant to any Swap Agreement with any Lender or Affiliate thereof (other than an Excluded Swap Obligation), including without limitation, all principal, interest (further including without limitation any interest or other amount incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding), reimbursement obligations, indemnity obligations, charges, fees and costs and expenses, including without limitation reasonable fees and expenses of counsel, in each case whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise.
“Lenders” means (a) all Lenders as defined in the Credit Agreement, (b) any Lender in its capacity as the Swingline Lender or an Issuing Bank under the Credit Agreement, and (c) any Lender and any Affiliate thereof in connection with any Swap Agreement with any Subsidiary Borrower.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Borrower that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Transaction Documents” means the Credit Agreement, all other Loan Documents and any Swap Agreement among any Lender and any Affiliate thereof and any Subsidiary Borrower, and all other agreements and instruments among the Guarantor, the Subsidiary Borrowers, the Agents and the Lenders, or any of them, executed in connection therewith, whether now or hereafter executed, and any supplements or modifications thereof and any agreements or instruments issued in exchange or replacement therefor.
All other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.	Guarantee.
(a)    The Guarantor hereby guarantees to the Lenders and the Agents, irrevocably, absolutely and unconditionally, as primary obligor and not as surety only, the prompt and complete payment of the Guaranteed Obligations on the date due (whether at stated maturity, by acceleration or otherwise). Upon failure by any Subsidiary Borrower to pay punctually any such amount, the Guarantor agrees that it shall forthwith on demand pay to the Administrative Agent for the benefit of the Agents and the Lenders, the amount not so paid at the place and in the manner specified in the relevant Transaction Document, as the case may be. This Guaranty is a guaranty of payment and not of collection. The Guarantor waives any right to require any Agent or Lender to sue any Subsidiary Borrowers, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
(b)    The Guarantor agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by any Agent or Lender in connection with enforcing the obligations of the Guarantor hereunder, including without limitation the reasonable fees and disbursements of counsel.
(c)    All payments received by the Administrative Agent hereunder shall be applied by the Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(i)    First, to payment of all costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Administrative Agent in connection with any collateral securing the Guaranteed Obligations;
(ii)    Second, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees, pro rata among the Agents and the Lenders in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;
(ii)    Third, to payment of the principal of the Guaranteed Obligations and the net early termination payments and any other obligations under any Swap Agreement then due and unpaid from any of the Subsidiary Borrowers to any of the Lenders, pro rata among the Lenders in accordance with the amount of such principal and such net early termination payments and other such obligations then due and unpaid owing to each of them; and
(iv)    Fourth, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to each of them.

Section 3.	Consents to Renewals, Modifications and other Actions and Events.
This Guaranty and all of the obligations of the Guarantor hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Guaranteed Obligations or any Transaction Document; (b) any extension, indulgence, increase in the Guaranteed Obligations or other action or inaction in respect of any of the Transaction Documents or otherwise with respect to the Guaranteed Obligations, or any acceptance of security for, or other guaranties of, any of the Guaranteed Obligations or Transaction Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage of or realizing upon any other guaranties or upon any security interest in any such security; (c) any default by any Subsidiary Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Transaction Documents; (d) any waiver by any Lender or Agent or any other person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Transaction Documents, any other guaranties or otherwise with respect to the Guaranteed Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Guaranty, any other guaranty or any of the Transaction Documents; (f) any sale, lease, transfer or other disposition of the assets of any Subsidiary Borrower or any consolidation or merger of any Subsidiary Borrower with or into any other person, corporation, or entity, or any transfer or other disposition of any shares of capital stock of any Subsidiary Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting any Subsidiary Borrower or any other guarantor of the Guaranteed Obligations; (h) the release or discharge of any Subsidiary Borrower or any other guarantor from the performance or observance of any agreement, covenant, term or condition under any of the Guaranteed Obligations or contained in any of the Transaction Documents, by operation of law or otherwise; (i) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations; (j) any other circumstance that might constitute a defense of any Subsidiary Borrower or the Guarantor; or (k) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the obligations, covenants, agreements and duties of the Guarantor hereunder, including without limitation any act or omission by any Lender or Agent or any other any person which increases the scope of the Guarantor’s risk, except with respect to any Lender’s or Agent’s gross negligence or willful misconduct as provided in Section 9.03(b) of the Credit Agreement; and in each case described in this paragraph whether or not the Guarantor shall have notice or knowledge of any of the foregoing, each of which is specifically waived by the Guarantor. The Guarantor warrants to the Lenders and the Agents that it has adequate means to obtain from each Subsidiary Borrower on a continuing basis information concerning the financial condition and other matters with respect to each Subsidiary Borrower and that it is not relying on any Lender or Agent to provide such information either now or in the future.

Section 4.	Waivers, Etc.
The Guarantor unconditionally waives: (a) notice of any of the matters referred to in Paragraph 3 above; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights of any Lender or Agent, including, without limitation, notice to the Guarantor of default, presentment to and demand of payment or performance from any Subsidiary Borrower and protest for non-payment or dishonor; (c) any right to the exercise by any Lender or Agent of any right, remedy, power or privilege in connection with any of the Transaction Documents; (d) any requirement of diligence or marshaling on the part of any Lender or Agent; (e) any requirement that any Lender or Agent, in the event of any default by any Subsidiary Borrower, first make demand upon or seek to enforce remedies against, any Subsidiary Borrower or any other guarantor before demanding payment under or seeking to enforce this Guaranty; (f) any right to notice of the disposition of any security which any Lender or Agent may hold from any Subsidiary Borrower or otherwise and any right to object to the commercial reasonableness of the disposition of any such security; and (g) all errors and omissions in connection with any Lender’s or Agent’s administration of any of the Guaranteed Obligations, any of the Transaction Documents or any other guarantor, or any other act or omission of any Lender or Agent which changes the scope of the Guarantor’s risk. The obligations of the Guarantor hereunder shall be complete and binding forthwith upon the execution of this Guaranty by it and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Subsidiary Borrower, all such amounts otherwise subject to acceleration under the terms of any Transaction Document shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 5.	Nature of Guaranty; Payments.
This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection, and is wholly independent of and in addition to other rights and remedies of any Lender or Agent with respect to any Subsidiary Borrower, any collateral, any other guarantor or otherwise, and it is not contingent upon the pursuit by any Lender or Agent of any such rights and remedies, such pursuit being hereby waived by the Guarantor. The obligations of the Guarantor hereunder shall be continuing and shall continue (regardless of any statute of limitations otherwise applicable) and cover and include all the Guaranteed Obligations of each Subsidiary Borrower accruing or in the process of accruing to the Lenders or the Agents before the Administrative Agent delivers to the Guarantor a release of this Guaranty, which is in writing, refers specifically to this Guaranty, and is signed by a senior vice president of the Administrative Agent. Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full and irrevocable payment and performance of all of the Guaranteed Obligations and the expiration or termination of all the Transaction Documents. All payments to be made by the Guarantor hereunder shall be made without set‑offs or counterclaim, and the Guarantor hereby waives the assertion of any such set-offs or counterclaims in any proceeding to enforce its obligations hereunder. All payments to be made by the Guarantor hereunder shall also be made without deduction or withholding for, or on account of, any present or future taxes or other similar charges of whatsoever nature, provided that if the Guarantor is nevertheless required by law to make any deduction or withholding, the Guarantor shall pay to the Lenders and the Agents such additional amounts as may be necessary to ensure that the Lenders and the Agents shall receive a net sum equal to the sum which it would have received had no such deduction or withholding been made. The Guarantor agrees that, if at any time all or any part of any payment previously applied by any Lender or Agent to any of the Guaranteed Obligations must be returned by such Lender or Agent for any reason, whether by court order, administrative order, or settlement and whether as a “voidable preference”, “fraudulent conveyance” or otherwise, the Guarantor remains liable for the full amount returned as if such amount had never been received by such Lender or Agent, notwithstanding any termination of this Guaranty or any cancellation of any of the Transaction Documents, and the Guaranteed Obligations and all obligations of the Guarantor hereunder shall be reinstated in such case.

Section 6.	Evidence of Guaranteed Obligations.
Each Lender’s and Agent’s books and records showing the Guaranteed Obligations shall be admissible in any action or proceeding, shall be binding upon the Guarantor for the purpose of establishing the Guaranteed Obligations due from any Subsidiary Borrower and shall constitute prima facie proof, absent manifest error, of the Guaranteed Obligations of each Subsidiary Borrower to such Lender or Agent, as well as the obligations of the Guarantor to such Lender or Agent.

Section 7.	Subordination, Subrogation, Contribution, Etc.
The Guarantor agrees that all present and future indebtedness, obligations and liabilities of each Subsidiary Borrower to the Guarantor shall be fully subordinate and junior in right and priority of payment to any indebtedness of each Subsidiary Borrower to the Lenders and the Agents and no Guarantor shall have any right of subrogation, contribution (including but without limitation the contribution and subrogation rights granted below), reimbursement or indemnity whatsoever nor any right of recourse to security for the debts and obligations of any Subsidiary Borrower unless and until all Guaranteed Obligations shall have been paid in full, such payment is not subject to any possibility of revocation or rescission and all Transaction Documents have expired or been terminated. Subject to the preceding sentence, if the Guarantor makes a payment in respect of the Guaranteed Obligations it shall be subrogated to the rights of the payee against each Subsidiary Borrower with respect to such payment.

Section 8.	Successors and Assigns.
This Guaranty is for the benefit of the Agents and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under any Transaction Document, the rights hereunder, to the extent applicable to the Guaranteed Obligations so assigned, shall be transferred with such Guaranteed Obligations. This Guaranty shall be binding upon the Guarantor and its successors and permitted assigns.

Section 9.	Joint and Several Obligations.
The obligations of the Guarantor hereunder shall be joint and several with any other future guarantor of the Guaranteed Obligations.

Section 10.	Representations and Warranties.
The Guarantor hereby represents and warrants to the Lenders and the Agents that:
(a)    The execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers and have been duly authorized by all necessary corporate, stockholder and other action. This Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    The execution, delivery and performance by the Guarantor of this Guaranty (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Guarantor or any of its Subsidiaries.
(c)    As of the date hereof, each of the following is true and correct for the Guarantor: (i) the fair saleable value and the fair valuation of the Guarantor’s property is greater than the total amount of its liabilities (including contingent liabilities) and greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they become absolute and matured, (ii) the Guarantor’s capital is not unreasonably small in relation to its current and/or contemplated business or other undertaken transactions, and (iii) the Guarantor does not intend to incur, or believe that it will incur, debt beyond its ability to pay such debts as they become due.
(d)    The Subsidiary Borrowers and the Guarantor are engaged as an integrated group in related businesses; that the integrated operation requires financing on such a basis that credit supplied to the Subsidiary Borrowers and the Guarantor can be made available from time to time to various Subsidiaries of the Guarantor, as required for the continued successful operation of the integrated group as a whole; and that the Guarantor has requested the Lenders to continue to lend and to make credit available to each Subsidiary Borrower for the purpose of financing the integrated operations of the Guarantor and its Subsidiaries, with the Guarantor expecting to derive benefit, directly or indirectly, from the loans and other credit extended by the Lenders to each Subsidiary Borrower, both in the Guarantor’s separate capacity and as a member of the integrated group, as the successful operation and condition of the Guarantor is dependent upon the continued successful performance of the functions of the integrated group as a whole. The Guarantor hereby determines and agrees that the execution, delivery and performance of this Guaranty are necessary and convenient to the conduct, promotion or attainment of the business of the Guarantor and in furtherance of the corporate purposes of the Guarantor.

Section 11.	Indemnity.
As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes and agrees with each Lender and Agent that, should the Guaranteed Obligations not be recoverable from the Guarantor as guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of any of the Guaranteed Obligations or the Transaction Documents being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by any Lender or Agent at any time, the Guarantor as original and independent obligor, upon demand by the Administrative Agent, will make payment to the Lenders and the Agents of the Guaranteed Obligations by way of a full indemnity.

Section 12.	Cumulative Rights and Remedies, Etc.
The obligations of the Guarantor under this Guaranty are continuing obligations and a new cause of action shall arise in respect of each default hereunder. No course of dealing on the part of any Lender or Agent, nor any delay or failure on the part of any Lender or Agent in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Lenders’ or the Agents’ rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to any Lender or Agent under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Guaranty or by applicable law to the Lenders and the Agents may be exercised from time to time and as often as may be deemed expedient by any Lender or Agent.

Section 13.	Severability.
If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible. If at any time all or any portion of the obligation of the Guarantor under this Guaranty would otherwise be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable under Section 548 of the federal Bankruptcy Code or under any fraudulent conveyance or transfer laws or similar applicable law of any jurisdiction, then notwithstanding any other provisions of this Guaranty to the contrary such obligation or portion thereof of the Guarantor under this Guaranty shall be limited to the greatest of (i) the value of any quantified economic benefits accruing to the Guarantor as a result of this Guaranty, (ii) an amount equal to 95% of the excess on the date the relevant Guaranteed Obligations were incurred of the present fair saleable value of the assets of the Guarantor over the amount of all liabilities of the Guarantor, contingent or otherwise, and (iii) the maximum amount of which this Guaranty is determined to be enforceable.

Section 14.	Merger; Amendments; Headings.
This Guaranty is intended as a final expression of the subject matter hereof and is also intended as a complete and exclusive statement of the terms hereof. The Guarantor’s liability hereunder is independent of and in addition to its liability under any other guaranty previously or subsequently executed. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty. None of the terms and provisions of this Guaranty may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of the Administrative Agent and the Guarantor. The headings of the various paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms hereof.

Section 15.	Choice of Law.
This Guaranty shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

Section 16.	Waiver of Jury Trial.
The Guarantor, the Agent and each Lender in accepting this Guaranty, hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this guaranty or the relationship established hereunder.

Section 17.	Submission To Jurisdiction; Waivers.
(a)    The Guarantor hereby irrevocably and unconditionally:
(i)    (x) submits, for itself and its property, to the nonexclusive jurisdiction of any court of the State of New York and any court of the United States District Court sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (y) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (z) nothing in this Guaranty shall affect any right that any Agent or Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction;
(ii)    waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (i) of this Section and waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at the address specified in Section 18, or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Section 18.	Notices.
All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of Section 9.01 of the Credit Agreement. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

Section 19.	Foreign Currency.
This Guaranty arises in the context of an international transaction, and the specification of payment in foreign currency pursuant to the Transaction Documents is of the essence. The currency designed in the Transaction Documents shall be the currency of account and payment under the Transaction Documents and hereunder. The obligation of the Guarantor shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Agents or the Lenders, as the case may be, under normal banking procedure, does not yield the amount of the applicable currency due under this Guaranty. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of the applicable currency due under this Guaranty, the Agents or the Lenders, as the case may be, shall have an independent cause of action against the Guarantor for the applicable currency deficiency.

Section 20.	No Investigation.
The Guarantor hereby waives unconditionally any obligation which, in the absence of such provisions, the Agents or the Lenders might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction of any Subsidiary Borrower with respect to the Guaranteed Obligations recognizing that, to save both time and expense, the Guarantor has requested that the Agents and the Lenders not undertake such investigation. The

Guarantor hereby expressly confirms that the obligations of the Guarantor hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of any Agent or Lender of any such law.

Section 21.	Keepwell.
To the extent the Guarantor qualifies as a Qualified ECP Guarantor, the Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Borrower to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that the Guarantor, as a Qualified ECP Guarantor, shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty or any other Loan Document, voidable under any debtor relief laws and not for any greater amount). Subject to Section 5 of this Guaranty, the obligations of the Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Borrowers shall have been paid in full and the Commitments terminated. The Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
This Guaranty is executed and effective as of the day and year first above written.

Herman Miller, Inc.

By:
Name:
Title:

Exhibit F
Mandatory Cost Rate
Mandatory Cost Rate

Section 1.	Definitions.
In this Exhibit F:
“Act” means the Bank of England Act of 1998.
The terms “Eligible Liabilities” and “Special Deposits” have the meanings ascribed to the them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula set forth in this Exhibit F.
“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.
“Fees Regulations” means, as appropriate, either: (i) the Banking Supervision (Fees) Regulations 1998, or (ii) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in the United Kingdom.
“FSA” means the Financial Services Authority.
All other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.	Calculation of the Mandatory Cost Rate.
The Mandatory Cost Rate is an incremental per annum addition to the interest rate charged with respect to each Eurocurrency Loan to compensate the Lenders for the cost attributable to such Eurocurrency Loan resulting from the imposition from time to time under or pursuant to the Act and/or by the Bank of England and/or the FSA (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to the liabilities used to fund the relevant Eurocurrency Loan.
The “Mandatory Cost Rate” is the rate determined by the Administrative Agent to be equal to the rate (rounded upward, if necessary, to the next higher 1/100 of 1%) resulting from the application of the following formula:
For Sterling:

AB+C(B-D) + Ex 0.01
100-(A+C)
For other Agreed Currencies:

E x 0.01
300

where on the day of application of the formula,

A
is the percentage of Eligible Liabilities (in excess of any stated minimum) which the Administrative Agent is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England.

B	is the Eurocurrency Base Rate applicable to the related Eurocurrency Loan.

C
is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which the Administrative Agent is required from time to time to maintain by the Bank of England (or other United Kingdom governmental authority or agency).

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on Special Deposits.

E	is the rate payable by the Administrative Agent to the FSA pursuant to the Fees Regulations and expressed in pounds per 1,000,000 Sterling of the Fee Base of the Administrative Agent.
(A, B, C and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from B shall be counted as zero.)
The Mandatory Cost Rate attributable to a Eurocurrency Loan for any period shall be calculated at or about 11:00 a.m. (London time) on the first day of such period for the duration of such period.
The determination of the Mandatory Cost Rate by the Administrative Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all parties to the Loan Documents.

Exhibit G
Form of Opinion of Subsidiary Borrower’s Counsel
for Domestic Subsidiaries
Opinion of Subsidiary Borrower’s Counsel
For Domestic Subsidiaries
[Effective Date]
Wells Fargo Bank, National Association, as
Administrative Agent, and the Lenders
party to the Credit Agreement referred to below

Ladies and Gentlemen:
I have acted as counsel for [___________], a [___________] (the “Borrowing Subsidiary”), in connection with the Third Amended and Restated Credit Agreement dated as of July 21, 2014 (the “Credit Agreement”), among the U.S. Borrower, the Subsidiary Borrowers party thereto, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and J.P. Morgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings.
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
Upon the basis of the foregoing, I am of the opinion that:
1.    The Borrowing Subsidiary is duly organized, validly existing and in good standing under the laws of _______________ [specify the state of incorporation or organization] (the “Jurisdiction”).
2.    The Borrowing Subsidiary has the power and authority, and the legal right, to make, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party (collectively, the “Subsidiary Loan Documents”) and to borrow under the Credit Agreement. The Borrowing Subsidiary has taken all necessary corporate and other action to authorize the performance of its obligations under the Subsidiary Loan Documents and to authorize the execution, delivery and performance of the Subsidiary Loan Documents.
3.    Except for consents, authorizations, approvals, notices and filings described on the attached Schedule 1, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority is required in connection with the borrowings by the Borrowing Subsidiary under the Subsidiary Loan Documents or with the execution, delivery, performance, validity or enforceability of any of the Subsidiary Loan Documents.
4.    The Subsidiary Loan Documents have been duly executed and delivered on behalf of the Borrowing Subsidiary.
5.    The execution and delivery of the Subsidiary Loan Documents by the Borrowing Subsidiary, the performance of its obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by the Subsidiary Borrower with any of the provisions thereof, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, will not violate any requirement of law or regulation applicable to the Borrowing Subsidiary.

6.    There are no taxes imposed by the Jurisdiction (a) on or by virtue of the execution, delivery, enforcement or performance of the Subsidiary Loan Documents or (b) on any payment to be made by the Borrowing Subsidiary pursuant to the Subsidiary Loan Documents.
7.    To ensure the legality, validity, enforceability or admissibility in evidence of the Subsidiary Loan Documents, it is not necessary that the Subsidiary Loan Documents or any other document be filed, registered or recorded with, or executed or notarized before, any court of other authority of the Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of the Subsidiary Loan Documents.
8.    The Subsidiary Loan Documents are in proper legal form under the laws of the Jurisdiction for the enforcement thereof against the Borrowing Subsidiary under the laws of the Jurisdiction.
9.    In any action or proceeding arising out of or relating to the Subsidiary Loan Documents in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Subsidiary Loan Documents wherein the parties thereto agree that the Subsidiary Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
10.    It is not necessary under the laws of the Jurisdiction (a) in order to enable the Agents and the Lenders or any of them to enforce their respective rights of the Subsidiary Loan Documents or (b) by reason of the execution of the Subsidiary Loan Documents to which the Borrowing Subsidiary is a party or the performance of the Subsidiary Loan Documents that any of them should be licensed, qualified or entitled to carry on business in the Jurisdiction.
11.    Neither the Agent nor any of the Lenders will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Jurisdiction merely by reason of the execution of the Subsidiary Loan Documents or the performance or enforcement of any thereof. The performance by the Agent and the Lenders or any of them of any action required or permitted under the Subsidiary Loan Documents will not violate any law or regulation, or be contrary to the public policy, of the Jurisdiction.
12.    If any judgment of a competent court outside the Jurisdiction were rendered against the Borrowing Subsidiary in connection with any action arising out of or relating to the Subsidiary Loan Documents, such judgment would be recognized and could be sued upon in the courts of the Jurisdiction, and such courts could grant a judgment which would be enforceable against the Borrowing Subsidiary in the Jurisdiction without any retrial unless it is shown that (a) the foreign court did not have jurisdiction in accordance with its jurisdictional rules, (b) the party against whom the judgment of such foreign court was obtained had no notice of the proceedings or (c) the judgment of such foreign court was obtained through collusion or fraud or was based upon clear mistake of fact or law.
The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of Michigan. As you know, I am not licensed to practice law in the State of New York or the Jurisdiction and, for purposes of my opinion herein regarding the enforceability of the Subsidiary Loan Documents, I have assumed that the substantive laws of the State of New York and the Jurisdiction are the same as the substantive laws of the State of Michigan. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without my prior written consent.

Very truly yours,

Schedule 1